Sundial Growers Inc.

Management’s Discussion and Analysis

For the year ended December 31, 2019 and

for the ten months ended December 31, 2018

(Expressed in thousands of Canadian dollars)

Management’s Discussion and Analysis

This Management’s Discussion and Analysis (“MD&A”) of the financial condition and performance of Sundial Growers Inc. (“Sundial” or the “Company”) for the year ended December 31, 2019 and the ten months ended December 31, 2018 is dated March 30, 2020. This MD&A should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2019 and the audited annual consolidated financial statements and notes thereto for the ten months ended December 31, 2018 (collectively, the “Audited Financial Statements”) and the risks identified under “Risk Factors” in the Company’s Annual Report on Form 20-F (the “Annual Report”) to which this MD&A is an exhibit. This MD&A has been prepared in accordance with National Instrument 51-102 - Continuous Disclosure Obligations as issued by the Canadian Securities Administrators and is presented in thousands of Canadian dollars, except where otherwise indicated.

MD&A – Table of Contents

COMPANY OVERVIEW2

RECENT DEVELOPMENTS2

STRATEGY & OUTLOOK4

OPERATIONAL AND FINANCIAL HIGHLIGHTS5

OPERATIONAL RESULTS – CANNABIS5

SEGMENTED FINANCIAL RESULTS – CANNABIS7

SEGMENTED FINANCIAL RESULTS – ORNAMENTAL FLOWERS11

CONSOLIDATED FINANCIAL RESULTS11

SELECTED QUARTERLY INFORMATION13

FOURTH QUARTER 201914

SELECTED ANNUAL INFORMATION16

LIQUIDITY AND CAPITAL RESOURCES17

CONTRACTUAL COMMITMENTS AND CONTINGENCIES27

NON-IFRS MEASURES27

RELATED PARTIES30

OFF BALANCE SHEET ARRANGEMENTS31

CRITICAL ACCOUNTING POLICIES AND ESTIMATES31

NEW ACCOUNTING PRONOUNCEMENTS31

RISK FACTORS32

DISCLOSURE CONTROLS AND PROCEDURES32

INTERNAL CONTROLS OVER FINANCIAL REPORTING32

ABBREVIATIONS33

ADVISORY33

ADDITIONAL INFORMATION34

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COMPANY OVERVIEW

Sundial (“SNDL”, “Sundial” or the “Company”) is a licensed producer that grows cannabis using state-of-the-art indoor facilities. Sundial was incorporated under the Business Corporations Act (Alberta) on August 19, 2006. The Company’s common shares are listed under the symbol “SNDL” on the NASDAQ Global Select Market (“NASDAQ”).

Sundial’s Canadian operations cultivate cannabis using an individualized “room” approach, in approximately 479,000 square feet of total space. In the United Kingdom, the Company grows traceable plants, including hemp, ornamental flowers and edible herbs in approximately 1.60 million square feet of environmentally friendly facilities.

Sundial’s brand portfolio includes Top Leaf (Premium), Sundial Cannabis (Premium Core), Palmetto (Core) and Grasslands (Value).

Sundial is headquartered in Calgary, Alberta, with operations in Olds, Alberta, and Rocky View County, Alberta.

In Canada, Sundial currently produces and markets cannabis products for the adult-use market. Sundial’s purpose-built indoor modular grow rooms create consistent, highly controlled cultivation environments and are the foundation of the Company’s production of high-quality, strain-specific cannabis products. The Company has established supply agreements with or has been approved to supply cannabis directly to retailers in nine Canadian provinces, with approval recently received from Quebec. Once the supply agreement with Quebec is finalized, Sundial’s distribution network will cover 98% of the national recreational industry.

The Company’s primary focus has been on producing and distributing premium inhalable products and brands (flower, pre-rolls and vapes). On October 24, 2019, the Company received a licence from Health Canada to sell cannabis oil products and began the sale and distribution of cannabis vape products in December 2019. The Company plans to expand to edibles, extracts, topicals and other products which became legally permitted in the fourth quarter of 2019. The Company is currently marketing its adult-use products under its Top Leaf (Premium), Sundial Cannabis (Premium Core), Palmetto (Core) and Grasslands (Value) brands and intends to introduce new products under these brands as it expands its brand portfolio.

The Company continues to enter into agreements to supply other licensed producers in Canada. Although in 2019 most of the Company’s sales were to other licensed producers, the Company expects these sales to decrease as a percentage of total sales going forward.

In July 2019, the Company acquired Bridge Farm (as defined below), a grower of ornamental plants and herbs, based in the United Kingdom, with the intention of converting Bridge Farm’s existing facilities to the cultivation, processing and distribution of cannabidiol (“CBD”) products. Bridge Farm provides the Company with several state-of-the-art, fully operational facilities, and established relationships with a number of large U.K. and multi-national retailers. Bridge Farm holds an Industrial Hemp Cultivation licence and a High-THC Research and Development (“R&D”) licence, which enables Sundial to conduct research and development for phenotyping exercises and to refine extraction methods to produce CBD extracts from the controlled parts of the cannabis plants. Upon receipt of a commercial controlled substances licence, Bridge Farm will have the ability to produce cannabis derived products at low cost, driven by Bridge Farm’s scale, automation and energy subsidies. As discussed below, in connection with the credit facilities amendments, the Company has agreed to engage a financial advisor to conduct a review of Bridge Farm and explore strategic alternatives for the asset.

To enhance and differentiate the Company’s medical cannabis offerings, Sundial is working to build industry-leading research capabilities, proprietary strains and novel extracts for the use of cannabis-based medical treatments. The Company has established partnerships with a number of private and public Canadian research institutions to facilitate a research-informed approach to identify and develop strain-specific treatments and novel extracts for targeted medicinal use. In addition, in 2019, the Company acquired a 50% interest in Pathway Rx Inc. (“Pathway Rx”), which uses advanced technology and an extensive library of cannabis strains to identify and customize targeted treatments for a wide range of medical conditions.

RECENT DEVELOPMENTS

Changes to executive team and board of directors

On January 30, 2020, Sundial announced the following changes to its executive team and board of directors;

•	Zach George, a recently appointed member of Sundial’s board of directors, was appointed as Chief Executive Officer;
•	Andrew Stordeur, formerly President of Sundial's Canadian operations was appointed as President and Chief Operating Officer;
•	Edward Hellard stepped down as Executive Chairman, but remains on the board of directors, and as chair of the Mergers and Acquisitions Committee;
•	Torsten Kuenzlen, Sundial’s former Chief Executive Officer, resigned and stepped down from the board of directors; and
•	Brian Harriman, Sundial's former Chief Operating Officer, left the Company.

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Operational updates

In February 2020, Health Canada issued the Company a licence to sell dried and fresh cannabis from its Olds facility. This licence enables the Company to increase production capacity for sales of branded products to provincial boards by leveraging the processing capabilities of both its Olds and Rocky View facilities. The Company also commenced oil extraction operations at its Olds facility in the first quarter of 2020.

Sales and marketing updates

In the fourth quarter of 2019, Sundial launched its Top Leaf brand with the release of Strawberry Cream whole flower with initial shipments to Alberta, British Columbia and Nova Scotia. Distribution of Top Leaf products continue to expand to other provincial jurisdictions in 2020 along with the release of several new Top Leaf products including Jager OG whole flower and Strawberry Cream and Jager OG vape cartridges.

Sundial continues to expand the distribution and product portfolio of the Sundial Cannabis brand in 2020 with the release of several new whole flower products and the Lemon Riot and Citrus Punch vape cartridges.

To maximize the value of its cultivation assets, Sundial developed and deployed the Grasslands brand during the fourth quarter of 2019. The Grasslands brand focuses on value-driven inhalable products and provides Sundial with increased flexibility in the Company’s production and distribution strategies and practices. The Grasslands brand has released multiple products to the British Columbia, Alberta, Saskatchewan and Manitoba markets and Sundial expects to continue to expand distribution of Grasslands branded products to other provincial jurisdictions in 2020.

During the fourth quarter of 2019, Sundial completed a significant expansion in the number of strains being cultivated and harvested. Prior to the fourth quarter of 2019, Sundial’s commercial cultivation and harvests were predominantly of a single strain. In contrast, Sundial cultivated and harvested 22 different strains in the fourth quarter of 2019. This accomplishment marks a key development in Sundial’s ongoing transition from bulk flower sales to branded cannabis product sales. In addition, in the first quarter of 2020, the Company began making sales of cannabis through its medical platform to a limited customer base.

Credit Facility Restructuring

At December 31, 2019, the Company was not in compliance with the interest coverage ratio covenant under its Syndicated Credit Agreement. As a result, as at December 31, 2019, the full principal amount of the Syndicated Credit Agreement and the Term Debt Facility were classified as current liabilities on the Company’s statement of financial position. Additionally, based on the Company’s most recent financial projections management is forecasting that it will be in violation of the Syndicated Credit Agreement debt covenants as at March 31, 2020, June 30, 2020 and September 30, 2020.

The Company has obtained a waiver under the Syndicated Credit Agreement for the December 31, 2019 interest coverage ratio covenant breach and a waiver for the corresponding breach and other administrative breaches of the Term Debt Facility. Under the terms of the waivers, the Company has agreed that on or before April 15, 2020 it will enter into a definitive purchase agreement related to the sale of Bridge Farm and enter into a term sheet with the respective lenders under the Syndicated Credit Agreement and Term Debt Facility that sets out a financing strategy for the Company. In addition, the requirement to maintain an interest reserve cash balance of $10.0 million was removed. The $10.0 million was applied as a permanent reduction to amounts outstanding under the Syndicated Credit Agreement on March 30, 2020. The Term Debt Facility lenders have also agreed to defer a minimum of $1.2 million of the $2.8 million interest payment due April 1, 2020 to April 20, 2020.

In addition, the Company continues to have discussions with its lenders to provide certain amendments to the restrictive covenants and to defer principal payments for the remainder of 2020. Under the terms of our debt documents, we have until May 15, 2020 to deliver our financial results for the three months ended March 31, 2020 and associated compliance certification, and if we do not obtain a waiver of covenant compliance or similar relief before then, we will be in default under such agreements. We are in active dialogue with our lenders and have been able to obtain similar waivers in the past; however, there is no guarantee that we will be able to do so in the future. Any failure or delay in completing these amendments would have a significant negative impact on the Company’s liquidity and further impact the Company’s ability to operate as a going concern. In such a case, the Company would look to alternative sources of financing, delay capital expenditures and/or evaluate potential asset sales, and potentially could be forced to curtail or cease operations or seek relief under the applicable bankruptcy or insolvency laws.

The Company will require additional financing in the near term and has engaged financial advisors and is in advanced negotiations with potential capital providers including sources of debt and/or equity. These negotiations have been negatively impacted by the effects that the COVID-19 pandemic is having, and is expected to continue to have, on business and financial markets. The Company continues to advance these initiatives; however, there is no certainty as to their ultimate completion or the timing thereof.

Furthermore, the Company’s consolidated financial statements at December 31, 2019 have been prepared on a going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. The Company’s ability to continue as a going concern depends on Health Canada maintaining such licences, the continued support of its lenders, on the ability of the Company to achieve profitable operations and on raising additional financing to fund current and future operations.  These conditions, combined with the accumulated losses to date, indicate the existence

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of a material uncertainty that casts significant doubt on the Company’s ability to continue as a going concern. As a result, the Company requires additional funding to meet its ongoing obligations and to fund anticipated operating losses. Any delay or failure to complete any additional financing would have a significant negative impact on the Company’s business, results of operations and financial condition, and the Company may be forced to curtail or cease operations or seek relief under the applicable bankruptcy or insolvency laws. See “Strategy & Outlook” below for more information.

STRATEGY & OUTLOOK

Sundial has made significant changes in early 2020 to position the Company for the next stage of its development. Sundial’s management team is focused on driving long-term profitable growth and has defined its primary objectives for 2020 as:

•	Deliver industry-leading, best-in-class products with a focus on inhalable products;
•	Optimize asset utilization and reduce costs; and
•	Improve working capital and overall liquidity.

The potential impact of the COVID-19 pandemic on Sundial’s operations, capital markets and the cannabis industry is currently unclear; however Sundial is fully committed to the safety of its workforce and focused on ensuring minimal disruption to its operations and cash flow.  Sundial’s operations have not been materially impacted to date but the Company has witnessed an increase in employee absenteeism.

Deliver industry-leading, best-in-class products with a focus on inhalable products

The majority of the Company’s harvests are now testing above 18% THC with several harvests testing well above 20%, proving that its ”craft-at-scale” modular growing approach is working.

Furthermore, the Company has seen the following improvements in its market results:

•Top Leaf ranking amongst the highest pricing tiers across Canadian retail markets

•Entire vape cartridge inventory of 19,200 cartridges sold on first day of Alberta vape sales

•100% of vape inventory from first production run in December sold out

•

In Ontario, Sundial Cannabis’ Lemon Riot is a top 10 selling vape SKU and the fourth highest selling 510 vape cartridge, while Top Leaf’s Strawberry Cream is the second best-selling vape SKU within the “best” category

The recent Alberta Gaming, Liquor and Cannabis approval permitting cannabis vape sales in Alberta is expected to drive further growth.

Sundial launched a total of 105 SKUs in the adult-use market in the first quarter of 2020 to date, representing a 72% increase versus the fourth quarter of 2019.  New launches represent 74 flower SKU’s and 31 vape SKU’s under the Top Leaf, Sundial Cannabis, Palmetto and Grasslands brands. The Company plans to launch additional products in 2020 in Canada under its existing brand portfolio based on market conditions, customer feedback and data analytics. These are expected to include multiple tailored offerings of strains and product formats. While the Company’s product portfolio is expected to include edibles, sublingual oils and topical cannabis products, Sundial’s focus will be on premium inhalable products, including flower, pre-rolls and vape cartridges. The Company is currently scaling production of multiple new strains to commercial quantities and introducing new strains that will be marketed and sold under its brand portfolio.

Although Sundial’s primary sales growth is targeted to branded sales, the Company continues to enter into agreements to supply other licensed producers in Canada as part of its unbranded sales strategy. The Company has recently executed a wholesale agreement with one of the top five licensed Canadian producers, representing estimated net revenue of $9.3 million to be realized in the first half of 2020.

Optimize asset utilization and reduce costs

Following legalization, there was a shortfall in supply in the Canadian adult-use cannabis market leading to increased prices, increases in out-of-stock products and the consumers opting to buy cannabis on the illicit market. Sundial and other licensed producers responded by increasing capacity; however, in the fourth quarter of 2019, the increase in production combined with slower than expected retail store growth resulted in over-supply in the Canadian adult-use market. As a result, the Company and other licensed producers experienced pricing pressure and lower margins. The Company’s primary near term strategy is to optimize the use of its production capacity to match demand for its cannabis products.

In 2020, the Company commenced and continues to implement several streamlining and efficiency initiatives to align its cost structure and labor force costs with current market conditions. These initiatives include enhancement of facility workflows and processes, realignment of product lines and product formats to areas of stronger demand, workforce optimization and a heightened discipline in cost management. The efficiency improvements and cost saving initiatives are expected to result in annualized cost savings of approximately $10 to $15 million for fiscal 2020.

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In light of current market conditions, the Company has temporarily suspended construction of its Merritt facility in British Columbia and is evaluating all options to maximize the value of its entire asset base. In January 2020, the Company entered into an agreement to sell its Kamloops, British Columbia, property for $2.1 million. The transaction closed on March 27, 2020. Sundial plans to limit capital expenditures to essential expenditures required to complete its Olds facility subject to available capital resources and liquidity.

Improve working capital and overall liquidity

The Company has retained financial advisors to assist in evaluating its available financial alternatives and engaged with its lenders to obtain amendments and further relief from the covenants in its indebtedness. The Company’s financing options include, without limitation:

•Amending or waiving the covenants or other provisions of its debt

•Deferring scheduled repayments on its credit facilities

•Raising new capital in private or public debt and/or equity markets

•	Taking other actions to address its balance sheet either through a structured process or through mutual agreement with creditors.

Sundial is also considering other ways of monetizing its assets to increase liquidity, including selling cannabis inventory at below cost and entering into long-term supply agreements with other licensed producers.

As the legal cannabis market continues to evolve, Sundial has positioned its operations to adapt quickly. The Company’s craft-at-scale cultivation and modular growing approach allow for flexibility, while providing the high-quality products its customers have come to expect. Sundial believes the underlying fundamental drivers for long-term, sustainable growth in the cannabis industry remain strong.

As part of supporting these objectives, Sundial is undertaking a disciplined review of its portfolio of initiatives. Sundial will evaluate all assets, product lines and potential opportunities to ensure they fit with Sundial’s strategic direction and are expected to create value for shareholders.

OPERATIONAL AND FINANCIAL HIGHLIGHTS

The following table summarizes selected operational and financial information of the Company for the periods noted.

	Year ended December 31	Ten months ended December 31
($000s, except as indicated)	2019	2018
Financial
Gross revenue	79,225	—
Net revenue	75,860	—
Gross margin before fair value adjustments	19,713	—
Loss from operations	(159,221)	(27,695)
Net loss	(271,629)	(56,526)
Per share, basic and diluted	$(3.17)	$(0.82)
Consolidated adjusted EBITDA (1)	(33,609)	(17,562)

Balance Sheet
Cash and cash equivalents	45,337	14,121
Biological assets	14,309	876
Inventory	59,942	1,234
Property, plant and equipment	281,984	88,491
Total assets	510,036	110,200

Operational – Cannabis operations
Kilogram equivalents sold	17,293	—
Average gross selling price per gram (2)	$3.87	$—
Average net selling price per gram (3)	$3.68	$—
Kilograms harvested	34,012	337

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(1)

Consolidated adjusted EBITDA does not have a standardized meaning prescribed by IFRS and therefore may not be comparable to similar measures used by other companies. The non-IFRS measure of consolidated adjusted EBITDA is reconciled to net loss in accordance with IFRS in the “NON-IFRS MEASURES” section of this MD&A and discussed further in the “ADVISORY” section of this MD&A.

(2)	Net of marketing fees, salvage fees and early payment discounts with respect to sales under Sundial’s supply agreements with Canadian provincial regulatory authorities.
(3)	Gross selling price net of excise tax.

OPERATIONAL RESULTS – CANNABIS OPERATIONS

Kilograms harvested

	Year ended December 31	Ten months ended December 31
	2019	2018
Kilograms harvested	34,012	337

For the year ended December 31, 2019, the Company harvested 34,012 kilograms of cannabis compared to 337 kilograms for the ten months ended December 31, 2018. The increase in kilograms harvested during the year ended December 31, 2019 was due to the production capacity added to the Olds facility with Pods 1, 2 and 3. Pod 1 contributed harvests for the entire year, while the first harvest from Pod 2 was in April and the first harvest from Pod 3 was in May. The kilograms harvested in 2018 represent the Company’s first harvests at its Rocky View facility and Olds facility, H Block.

Kilogram equivalents sold

	Year ended December 31	Ten months ended December 31
	2019	2018
Provincial boards	2,146	—
Medical	4	—
Licensed producers	15,143	—
Total kilogram equivalents sold	17,293	—

For the year ended December 31, 2019, the Company sold 17,293 kilogram equivalents of cannabis. No sales were made during the comparable period of 2018. The increase in kilograms sold is due to the Company commencing production in the third quarter of 2018 with sales beginning in the first quarter of 2019, as well as the ramp up in production with the licensing of 60 rooms (Pods 1 – 3) during the first quarter of 2019 and licensing of 14 rooms (H Block extension) in the second quarter of 2019.

Selling price

	Year ended December 31	Ten months ended December 31
($/gram equivalent)	2019	2018
Provincial boards	$6.24	$—
Medical	$6.00	$—
Licensed producers	$3.53	$—
Average gross selling price	$3.87	$—
Excise taxes	$(0.19)	$—
Average net selling price	$3.68	$—

For the year ended December 31, 2019 the average net selling price was $3.68 per gram equivalent. There was no average net selling price for the comparable period of 2018 as the Company began production in the third quarter of 2018 with sales commencing in the first quarter of 2019.

The principal drivers of the Company’s realized prices are the formats of the products sold (currently both bulk and packaged flower, vape cartridges and accessories, trim and bulk extracted oil) and the channels in which products are sold (currently Canadian provincial boards, licensed producers and limited medical).

Excise taxes are the federal excise duties and additional provincial or territorial duties payable on adult-use cannabis products. Excise taxes for the year ended December 31, 2019 are only calculated based on adult-use cannabis sales to provincial boards.

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Cash cost to produce

	Year ended December 31	Ten months ended December 31
($000s, except as indicated)	2019	2018
Cost of sales	46,721	—
Adjustments
Depreciation	2,693	—
Cash cost of sales	44,028	—
Packaging costs	1,576	—
Cash cost to produce (1)	42,452	—
Cash cost to produce per gram	$2.45	$—
(1)

Cash cost to produce and the related per gram amounts do not have standardized meanings prescribed by IFRS and therefore may not be comparable to similar measures used by other companies. The non-IFRS measure of cash cost to produce is discussed further in the “ADVISORY” section of this MD&A.

Cash cost to produce is defined as cost of sales less depreciation and packaging costs and provides a measure of the cash cost to produce the cannabis that has been sold in the period.

For the year ended December 31, 2019 the cash cost to produce was $42.5 million. There was no cash cost to produce or cost of sales for the comparable periods of 2018 as the Company began production in the third quarter of 2018 with sales commencing in the first quarter of 2019.

Cash cultivation and production (“C&P”) costs

	Year ended December 31	Ten months ended December 31
($000s)	2019	2018
C&P costs added to:
Biological assets	46,848	2,683
Inventory	14,431	—
Total C&P costs (1)	61,279	2,683
(1)

Cash cultivation and production costs do not have standardized meanings prescribed by IFRS and therefore may not be comparable to similar measures used by other companies. The non-IFRS measure of cash cultivation and production costs is reconciled to cost of sales in accordance with IFRS in the “NON-IFRS MEASURES” section of this MD&A and discussed further in the “ADVISORY” section of this MD&A.

C&P costs are defined as the costs related to growing, harvesting, processing and selling cannabis. Management believes that C&P costs are the most complete measure of operational performance at the facilities. C&P costs are comprised of labour, power, nutrients, growing supplies, supplies and tools, transportation, maintenance and consumables. C&P costs are initially added to biological assets and inventory and are only reflected on the statements of loss and comprehensive loss within cost of sales as sales of cannabis are recognized.

For the year ended December 31, 2019, C&P costs were $61.3 million. The most significant components of C&P costs for the year ended December 31, 2019 were labour and power. C&P costs during the ten months ended December 31, 2018 were minor as the Company began production in the third quarter of 2018.

CONSOLIDATED FINANCIAL RESULTS

The Company’s reportable segments are organized by product type are and comprised of two reportable operating segments: cannabis operations and ornamental flower operations. Cannabis operations include the cultivation, distribution and sale of cannabis for the adult-use and medical markets in Canada. Ornamental flower operations include producing and marketing edible herb and ornamental flowers in the United Kingdom through Bridge Farm. Certain overhead expenses not directly attributable to either the cannabis operations segment or ornamental flower operations segment are reported in a third segment referred to as “Corporate.

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The following table summarizes consolidated financial results for the year ended December 31, 2019.

As at December 31, 2019	Cannabis	Ornamental Flowers	Corporate	Total

Total assets	375,849	134,187	—	510,036
Total liabilities	227,024	61,814	—	288,838
Capital expenditures	110,271	27,864	—	138,135

Year ended December 31, 2019

Net revenue	63,562	12,298	—	75,860
Cost of sales	46,721	9,426	—	56,147
Gross margin before fair value adjustments	16,841	2,872	—	19,713
Change in fair value of biological assets	30,340	386	—	30,726
Change in fair value of biological assets realized through inventory sold	(10,685)	—	—	(10,685)
Gross margin	36,496	3,258	—	39,754

General and administrative	35,639	5,515	3,295	44,449
Other expenses	11,417	(959)	—	10,458
Depreciation and amortization	595	3,482	—	4,077
Share-based compensation	15,809	—	23,715	39,524
Asset impairment	162	—	—	162
Goodwill impairment	—	100,305	—	100,305
Loss from operations	(27,126)	(105,085)	(27,010)	(159,221)

Transaction costs	—	—	(10,069)	(10,069)
Finance costs	(27,781)	(417)	—	(28,198)
Loss on financial obligation	(60,308)	—	—	(60,308)
Other	8	(18,467)	—	(18,459)
Loss before tax	(115,207)	(123,969)	(37,079)	(276,255)

SEGMENTED FINANCIAL RESULTS – CANNABIS OPERATIONS

Revenue

Revenue by form

	Year ended December 31	Ten months ended December 31
($000s)	2019	2018
Revenue from dried flower	58,246	—
Revenue from vapes	504	—
Revenue from oil	8,177	—
Gross revenue	66,927	—

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Revenue by channel

	Year ended December 31	Ten months ended December 31
($000s, except as indicated)	2019	2018
Provincial boards	13,386	—
Medical	24	—
Licensed producers	53,517	—
Gross revenue	66,927	—
Excise taxes	(3,365)	—
Net revenue	63,562	—
Gross revenue per gram sold	$3.87	$—
Net revenue per gram sold	$3.68	$—

The Company’s revenue comprises bulk and packaged sales under the Cannabis Act pursuant to its supply agreements with Canadian provincial regulatory authorities and to other licensed producers (“LPs”). Although most of the Company’s sales in the year ended December 31, 2019 were to other LPs, the Company expects these sales to decrease as a percentage of total sales going forward.

Gross revenue for the year ended December 31, 2019 was $66.9 million. No revenue was generated in the comparable periods of 2018. Revenues for 2019 generated from provincial boards and LPs were derived from adult-use (Play) cannabis sales. The Company did not make any material sales of medical cannabis (Heal) in the year ended December 31, 2019. The increase in gross revenue for the year ended December 31, 2019 compared to the ten months ended December 31, 2018 is due to the Company commencing production in the third quarter of 2018 with sales beginning in January 2019, as well as the ramp up in production with the expansion completed of the Olds facility.

Excise taxes are the federal excise duties and additional provincial or territorial duties payable on adult-use cannabis products at the time such product is delivered to the purchaser, such as provincially authorized distributors or retailers. Federal duties on adult-use cannabis products are calculated as the greater of (i) $0.25 per gram of flowering material, (ii) $0.75 per gram of non-flowering material or $0.25 per viable seed or seedling and (iii) 2.5% of the dutiable amount as calculated in accordance with the Excise Act, 2001. The rates of provincial or territorial duties vary.

Excise taxes for the year ended December 31, 2019 were $3.4 million. There were no excise taxes in the comparable periods of 2018. The increase in excise taxes is due to the Company commencing sales of adult-use cannabis in the first quarter of 2019.

Cost of sales

	Year ended December 31	Ten months ended December 31
($000s, except as indicated)	2019	2018
Cost of sales	46,721	—
Cost of sales per gram sold	$2.70	$—

Cost of sales includes three main categories: pre-harvest, post-harvest and shipment and fulfillment costs. These costs are incurred in respect of cultivating, harvesting, processing and packaging cannabis products. Pre-harvest costs include all direct and indirect costs incurred between initial recognition and the point of harvest, including labour-related costs, grow consumables, materials, utilities, facilities costs and depreciation related to production facilities. Post-harvest costs include all direct and indirect costs incurred subsequent to the point of harvest, including labour-related costs, consumables, materials, utilities and facilities costs. Shipment and fulfillment costs include packaging, transportation, quality control and testing costs.

Cost of sales for the year ended December 31, 2019 were $46.7 million. There was no cost of sales in the comparable periods of 2018. The increase in cost of sales is associated with sales of adult-use cannabis commencing in the first quarter of 2019.

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Gross margin

	Year ended December 31	Ten months ended December 31
($000s)	2019	2018
Net revenue	63,562	—
Cost of sales	46,721	—
Gross margin before fair value adjustments (1)	16,841	—
Change in fair value of biological assets	30,340	(1,280)
Change in fair value of biological assets realized through inventory sold	(10,685)	—
Gross margin	36,496	(1,280)
(1)

Gross margin before fair value adjustments does not have a standardized meaning prescribed by IFRS and therefore may not be comparable to similar measures used by other companies. The non-IFRS measure of gross margin before fair value adjustments is discussed further in the “ADVISORY” section of this MD&A.

Gross margin before fair value adjustments

Gross margin before fair value adjustments is defined as net revenue less cost of sales before adjusting for the non-cash changes in the fair value adjustments on the sale of inventory and the growth of biological assets.

Gross margin before fair value adjustments for the year ended December 31, 2019 was $16.8 million. There was no gross margin before value adjustments in the comparable periods of 2018.

Change in fair value of biological assets

Change in fair value of biological assets for the year ended December 31, 2019 was an increase of $30.3 million compared to a decrease of $1.3 million for the ten months ended December 31, 2018. The increase in fair value was due to an increase in the number of plants, an increase in the weighted average maturity of the stage of growth and an increase in the expected selling price less costs to sell per gram.

Biological assets consist of cannabis plants in various stages of vegetation, including clones, which have not been harvested. Net unrealized changes in fair value of biological assets less cost to sell during the period are included in the results of operations for the related period. Biological assets are presented at their fair values less costs to sell up to the point of harvest. The fair values are determined using a model which estimates the expected harvest yield in grams for plants currently being cultivated, and then adjusted for the amount for the expected selling price less costs to sell per gram.

Change in fair value of biological assets realized through inventory sold

The change in fair value of biological assets realized through inventory sold for the year ended December 31, 2019 was loss of $10.7 million. There was no change in fair value of biological assets realized through inventory sold in the comparable periods of 2018 as there were no sales in 2018.

Change in fair value of biological assets realized through inventory sold comprises fair value adjustments associated with the cost of inventory when such inventory is sold. Inventories are carried at the lower of cost and net realizable value. When sold, the cost of inventory is recorded as cost of sales, while fair value adjustments are recorded as change in fair value of biological assets realized through inventory sold.

General and administrative

	Year ended December 31	Ten months ended December 31
($000s)	2019	2018
Salaries and wages	15,262	3,850
Consulting fees	6,896	1,647
Office and general	9,533	1,735
Professional fees	3,559	877
Director compensation	188	30
Other	3,496	170
	38,934	8,309

General and administrative expenses consist of salaries and wages, consulting fees, office and general expenses, professional fees, director compensation, rent and certain other expenses.

General and administrative expenses for the year ended December 31, 2019 were $38.9 million compared to $8.3 million for the ten months ended December 31, 2018. The increase of $30.6 million is due to a significant increase in management, support and administrative staff, professional fees relating to accounting and audit, investor relation costs and other office services and overhead. These increases in general and administrative expenses were to support growth and expansion initiatives and as a result of becoming a public company.

10

Sales and marketing

	Year ended December 31	Ten months ended December 31
($000s)	2019	2018
Sales and marketing	8,068	2,380

Sales and marketing expenses consist of brand development and promotion expenses, marketing personnel and related costs.

Sales and marketing expenses for the year ended December 31, 2019 were $8.1 million compared to $2.4 million for the ten months ended December 31, 2018. The increase of $5.7 million is due to expenses related to branding, promotion, trade shows, marketing design and public relations associated with the introduction of new product lines and the ramp up of cannabis production and sales.

Research and development

	Year ended December 31	Ten months ended December 31
($000s)	2019	2018
Research and development	2,410	275

Research and development expenses for the year ended December 31, 2019 were $2.4 million compared to $0.3 million for the ten months ended December 31, 2018. The increase of $2.1 million is due to new product research in connection with the acquisition by the Company of Pathway Rx and of the world-wide proprietary rights, including copyrights and trademarks, to a portfolio of brand names, designs, domain names and other intellectual property associated with the Top Leaf, BC Weed Co. and certain other brands pursuant to the Sun 8 Agreement. See Other Significant Transactions – Acquisition of Brands in the “LIQUIDITY AND CAPITAL RESOURCES” section of this MD&A.

Pre-production expenses

	Year ended December 31	Ten months ended December 31
($000s)	2019	2018
Pre-production expenses	—	6,457

The Company’s operations were in a pre-commercial phase until the first quarter of 2019, following the effectiveness of Bill C-45, An Act respecting cannabis and to amend the Controlled Drugs and Substances Act, the Criminal Code and other Acts (the “Cannabis Act”) on October 17, 2018. As a result, all costs related to cannabis production during such pre-commercial phase were expensed as pre-production expenses. Cultivation and production costs are now capitalized directly to biological assets and inventory. Prior to the first quarter of 2019, all costs related to cannabis production during the pre-commercial phase were expensed.

Loss on financial obligation

	Year ended December 31	Ten months ended December 31
($000s)	2019	2018
Loss on financial obligation	60,308	27,017

In connection with the termination of the Investment and Royalty Agreement, the Company recognized a loss on financial obligation of $59.6 million for the year ended December 31, 2019, for consideration valued in excess of the carrying amount of the related financial obligation (see Other significant transactions – Investment and Royalty Agreement - in the “LIQUIDITY AND CAPITAL RESOURCES” section of this MD&A). Additional losses of $0.7 million during the year ended December 31, 2019 were due to fair value adjustments recognized during the period prior to terminating the Investment and Royalty Agreement. Loss on financial obligation of $27.0 million for the ten months ended December 31, 2018 was due to fair value adjustments of $8.5 million and an $18.5 million finance charge representing the present value of the royalty payments.

Income tax recovery

	Year ended December 31	Ten months ended December 31
($000s)	2019	2018
Income tax recovery	3,609	—

Income tax recovery represents the Company’s intention to settle provincial and federal income taxes payable and recoverable on a net basis between entities under common control subject to income tax under the same taxation authority.

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Income tax recovery for the year ended December 31, 2019 was $3.6 million compared to nil for the ten months ended December 31, 2018. The increase in income tax recovery is due to the Company’s acquisition of a 50% interest in Pathway Rx. Upon acquisition of the Company’s 50% interest in Pathway Rx, $3.6 million of the purchase price was allocated to a deferred tax liability. This liability was subsequently adjusted to nil, with a corresponding adjustment of $3.6 million recorded to income tax recovery, on the basis that the Company and Pathway Rx are subject to income tax under the same taxation authority.

Net loss from cannabis operations

Net loss from cannabis operations for the year ended December 31, 2019 was $147.1 million compared to a net loss of $56.5 million for the ten months ended December 31, 2018. The increased loss was due to increases in general and administrative expense, sales and marketing expense, research and development expense, share-based compensation expense, transaction costs, finance costs and loss on financial obligation partially offset by a higher gross margin and nil pre-production expenses.

Adjusted EBITDA from Cannabis Operations

Adjusted EBITDA from cannabis operations does not have standardized meaning prescribed by IFRS and therefore may not be comparable to similar measures used by other companies. The non-IFRS measure of adjusted EBITDA from cannabis operations is reconciled to net loss in accordance with IFRS in the “NON-IFRS MEASURES” section of this MD&A and discussed further in the “ADVISORY” section of this MD&A.

Adjusted EBITDA from cannabis operations was a loss of $26.9 million for the year ended December 31, 2019 compared to a loss of $17.6 million for the ten months ended December 31, 2018. The increase loss was due to the following:

•	Increase in cost of sales due to the Company commencing sales of adult-use cannabis in the first quarter of 2019;
•

Increase in general and administrative expenses due to a significant increase in support and administrative staff and larger management team, increased professional fees relating to accounting and audit and other services and overhead; and

•

Increase in sales and marketing expense due to branding, promotion, trade shows, marketing design and public relations associated with the introduction of new product lines and the ramp up of production.

In addition, the loss was partially offset by the following:

•	Increase in net revenue due to the Company commencing sales of adult-use cannabis in the first quarter of 2019; and
•	Nil pre-production expenses in 2019 due to the fact that the Company commenced commercial production in the first quarter of 2019.

SEGMENTED FINANCIAL RESULTS – ORNAMENTAL FLOWER OPERATIONS

The Company’s ornamental flower operations segment is comprised of the operations of Bridge Farm and includes the post acquisition results.

During the period July 2, 2019 to December 31, 2019, the Company recorded revenues of $12.3 million and a net loss of $124.5 million, which includes an impairment to goodwill of $100.3 million.

Adjusted EBITDA from ornamental flower operations does not have standardized meaning prescribed by IFRS and therefore may not be comparable to similar measures used by other companies. The non-IFRS measure of adjusted EBITDA from ornamental flower operations is reconciled to net loss in accordance with IFRS in the “NON-IFRS MEASURES” section of this MD&A and discussed further in the “ADVISORY” section of this MD&A.

Adjusted EBITDA from ornamental flower operations was a loss of $3.5 million for the year ended December 31, 2019 and was generated from Bridge Farm’s legacy business of producing and marketing edible herb and ornamental flowers to customers in the United Kingdom. The Company expects to retain a portion of Bridge Farm’s existing ornamental flower and edible herbs business and cultivation operations in compliance with debt covenants and until such time as the Company decides to transition more space to hemp cultivation and CBD extraction in order to meet demand for its CBD products, subject to certain regulatory, licensing and other restrictions related to such transition and its review of strategic alternatives for the Bridge Farm business (see Acquisition of Bridge Farm in the “LIQUIDITY AND CAPITAL RESOURCES” section of this MD&A).

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OTHER FINANCIAL RESULTS – CONSOLIDATED

Share-based compensation

	Year ended December 31	Ten months ended December 31
($000s)	2019	2018
Simple warrants	24,741	5,029
Performance warrants	11,023	1,860
Stock options	101	—
Restricted share units	220	—
Deferred share units	1,119	—
Shares issued for services	2,320	521
	39,524	7,410

Share-based compensation expense includes the expense related to the issuance of simple and performance warrants, stock options, restricted share units (“RSUs”) and deferred share units (“DSUs”) to employees, directors, and others at the discretion of the Company’s board of directors.

Fair value pre-IPO

Given the absence of an active trading market for the Company’s common shares prior to its initial public offering (“IPO”), determining the fair value of the Company’s common shares required the Company’s board of directors to make complex and subjective judgments. The Company’s board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of the Company’s common shares as of the date of each grant. For periods prior to January 1, 2019, the fair value of share-based compensation expense was primarily estimated using the value of the equity or convertible security issued to third parties for cash within a reasonable period of time of the grant to the employee. Subsequent to January 1, 2019, the fair value of share-based compensation expenses was estimated using the value of the equity or convertible security issued to third parties for cash within a reasonable period of time of the grant to the employee, as well as other factors, including: the Company’s stage of development; the impact of significant corporate events, operational changes or milestones; material risks related to the business; regulatory developments in the Company’s industry that the Company expected to have an impact on its operations or available markets for its products; the Company’s financial condition and operating results, including its revenue, losses and levels of available capital resources; equity market conditions affecting comparable public companies; general U.S. and Canadian market conditions; the likelihood and potential timing of achieving a liquidity event or completing an offering of common shares, such as an initial public offering; and that the instruments involved illiquid securities of a private company.

Fair value post-IPO

Subsequent to the consummation of the Company’s IPO on August 6, 2019, the fair value of the Company’s shares is based on public trading data. The estimated fair value of the Company’s common shares at the time of grant is used to determine the associated share-based compensation expense. The Company determines the amount of share-based compensation expense by utilizing the Black- Scholes pricing model with inputs based on the terms of the award, including the strike price, and other estimates and assumptions, including the expected life of the award, the volatility of the underlying share price, the risk-free rate of return and the estimated rate of forfeiture of the awards granted.

Share-based compensation expense for the year ended December 31, 2019 was $39.5 million compared to $7.4 million for the ten months ended December 31, 2018. The increase of $32.1 million is due to the accelerated vesting of share-based compensation awards upon the completion of the IPO, increase in the value of the share-based compensation awards granted and an increase in the number of awards granted. Share-based compensation expense for the year ended December 31, 2019 included the issuance of 4,795,200 simple warrants at an average exercise price of $6.32, 723,200 performance warrants at an average exercise price of $12.23, 623,850 stock options at an average exercise price of $4.33, 378,080 DSUs and 107,543 RSUs. Share-based compensation expense for the ten months ended December 31, 2018 included the issuance of 3,535,200 simple warrants at an average exercise price of $2.61 and 2,188,800 performance warrants at an average exercise price of $2.48.

Transaction costs

	Year ended December 31	Ten months ended December 31
($000s)	2019	2018
Transaction costs	10,069	—

Transaction costs of $10.1 million for the year ended December 31, 2019 include costs related to acquiring Bridge Farm and costs related to the IPO.

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Finance costs

	Year ended December 31	Ten months ended December 31
($000s)	2019	2018
Cash finance expense
Interest on Syndicated Credit Agreement	1,746	437
Interest on Credit Facilities	1,818	—
Interest on Term Debt Facility	5,714	—
Interest on Senior Convertible Notes	375	—
Interest on Convertible Notes	2,574	421
Interest on other debt	1,651	1,659
Other finance costs	2,659	399
	16,537	2,916
Non-cash finance expense
Accretion	6,696	594
Amortization of debt issue costs	1,730	172
Interest on Senior Convertible Notes	1,903	—
Loss on derivative liabilities	1,649	—
Loss on extinguishment of debt issue costs	488	—
Other	475	151
	12,941	917
Less: interest capitalized relating to construction in progress	(1,280)	(2,036)
	28,198	1,797

Finance costs include accretion expense associated with the Company’s Senior Convertible Notes, Convertible Notes, interest on the Company’s indebtedness and certain other expenses, net of capitalized interest related to construction in progress.

Finance costs for the year ended December 31, 2019 were $28.2 million compared to $1.8 million for the ten months ended December 31, 2018. The increase of $26.4 million is due to interest on the Company’s debt instruments, accretion on long-term debt and Senior Convertible Notes and Convertible Notes, amortization of debt issue costs and other expenses relating to outstanding debt instruments and facilities. The Company’s Credit Facilities were used for the construction of the production facilities and the related interest costs are now being expensed as the related production facilities are fully licensed for operational activities. In the prior period, the production facilities were under construction and the related interest cost was capitalized to construction in progress.

SELECTED QUARTERLY INFORMATION

The following table summarizes selected consolidated operating and financial information of the Company for the preceding eight quarters.

	2019				2018
($000s, except as indicated)	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Gross revenue	23,069	34,181	20,284	1,691
Net loss	(145,086)	(97,491)	(12,350)	(16,702)	(35,951)	(13,155)	(5,827)	(7,148)
Per share, basic and diluted	$(1.36)	$(1.06)	$(0.17)	$(0.24)	$(0.49)	$(0.18)	$(0.09)	$(0.12)

During the eight most recent quarters the following items have had a significant impact on the Company’s results:

•	commencing production of cannabis in the third quarter of 2018 with sales beginning in the first quarter of 2019;
•	significantly increasing production capacity with the expansions to the Olds facility;
•	increasing the number of cannabis plants and weighted average maturity of their stage of growth;
•	increasing staffing to support growth and expansion initiatives;
•	increasing marketing, promotion and branding activities relating to the commencement of adult-use cannabis;
•	acquisition of Bridge Farm;
•	terminating the Investment and Royalty Agreement; and
•	non-cash impairment charge of goodwill relating to Bridge Farm’s CBD cash generating unit.

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FOURTH QUARTER 2019

The following table summarizes selected operational and financial information of the Company for the periods noted.

	Three months ended December 31	Three months ended September 30	Three months ended December 31
	2019	2019	2018

Operational - Cannabis
Kilograms harvested	10,897	11,668	316
Total kilogram equivalents sold	4,285	7,944	—
Cash cost to produce (1)	13,279	18,850	—
Total C&P costs (2)	23,223	16,282	2,683

Financial - Cannabis
Gross revenue	16,262	28,690	—
Cost of sales	15,259	20,250	—
Gross margin before fair value adjustments (3)	(516)	7,771	—
General and administrative	15,074	12,415	4,357
Sales and marketing	3,267	2,056	910
Net loss	(30,342)	(87,695)	(35,951)
Adjusted EBITDA from cannabis operations (4)	(17,100)	(6,243)	(9,048)

Financial - Consolidated
Share-based compensation	4,972	8,398	2,423
Transaction costs	2,318	7,751	—
Finance costs	5,497	11,951	572
Capital expenditures	25,777	48,321	21,951
(1)

Cash cost to produce and the related per gram amounts do not have standardized meanings prescribed by IFRS and therefore may not be comparable to similar measures used by other companies. The non-IFRS measure of cash cost to produce is discussed further in the “ADVISORY” section of this MD&A.

(2)

Cash cultivation and production costs do not have standardized meanings prescribed by IFRS and therefore may not be comparable to similar measures used by other companies. The non-IFRS measure of cash cultivation and production costs is reconciled to cost of sales in accordance with IFRS in the “NON-IFRS MEASURES” section of this MD&A and discussed further in the “ADVISORY” section of this MD&A.

(3)

Gross margin before fair value adjustments does not have a standardized meaning prescribed by IFRS and therefore may not be comparable to similar measures used by other companies. The non-IFRS measure of gross margin before fair value adjustments is discussed further in the “ADVISORY” section of this MD&A.

(4)

Adjusted EBITDA from cannabis operations does not have a standardized meaning prescribed by IFRS and therefore may not be comparable to similar measures used by other companies. The non-IFRS measure of adjusted EBITDA from cannabis operations is reconciled to net loss in accordance with IFRS in the “NON-IFRS MEASURES” section of this MD&A and discussed further in the “ADVISORY” section of this MD&A.

Fourth quarter 2019 compared to third quarter 2019

For the three months ended December 31, 2019, the Company harvested 10,897 kilograms of cannabis compared to 11,668 kilograms of cannabis for the three months ended September 30, 2019. The decrease in kilograms harvested was due to newer strains having slightly lower yields per square foot.

For the three months ended December 31, 2019, the Company sold 4,285 kilogram equivalents of cannabis compared to 7,944 kilogram equivalents for the three months ended September 30, 2019. The decrease in kilogram equivalents sold was due to lower bulk flower sales to other LPs due to lower demand in the Canadian adult-use market, partially offset by sales of branded products to provincial boards, which doubled in comparison to the prior quarter.

Cash cost to produce for the three months ended December 31, 2019 was $13.3 million compared to $18.9 million for the three months ended September 30, 2019. The decrease in cash cost to produce from the prior quarter was primarily related to the decrease in total kilogram equivalents sold.

For the three months ended December 31, 2019, C&P costs were $23.2 million compared to $16.3 million for the three months ended September 30, 2019. The increase in C&P costs from the prior quarter was primarily due to higher direct labour and power costs.

Gross revenue for the three months ended December 31, 2019 was $16.3 million compared to $28.7 million for the three months ended September 30, 2019. While cannabis gross revenue from sales of branded product to the provincial boards increased over the prior quarter, such increase was more than offset by less gross revenue due to fewer unbranded sales to other LPs.

Cost of sales for the three months ended December 31, 2019 was $15.3 million and gross margin before fair value adjustments was $(0.5) million, compared to $20.3 million and $7.8 million, respectively, for the three months ended September 30, 2019. Cost of sales decreased from the prior quarter due to the decrease in gross revenue in the period. Gross margin before fair value adjustments was negatively impacted by additional costs related to replacing product-in-kind and a provision for inventory

15

obsolescence. These additional costs resulted in negative gross margin before fair value adjustments in the fourth quarter of 2019.

General and administrative expenses for the three months ended December 31, 2019 were $15.1 million compared to $12.4 million for the three months ended September 30, 2019. The increase from the prior quarter was due to employee compensation costs, royalties on Top Leaf products, and a provision for expected credit losses.

Sales and marketing expenses for the three months ended December 31, 2019 were $3.3 million compared to $2.1 million for the three months ended September 30, 2019. The increase from the prior quarter was due to increased marketing, events and media expenses.

Net loss from cannabis operations for the three months ended December 31, 2019 was $30.3 million compared to a net loss of $87.7 million for the three months ended September 30, 2019. The decrease in net loss was due to decreases in share-based compensation, transaction costs, finance costs and loss on financial obligation partially offset by lower a gross margin and higher general and administrative expenses. Gross margin decreased due to lower revenues (partially offset by lower cost of sales) in the fourth quarter and general and administrative expenses increased due to employee compensation costs, royalties on Top Leaf products and a provision for expected credit losses.

Adjusted EBITDA from cannabis operations was a loss of $17.1 million for the three months ended December 31, 2019 compared to a loss of $6.2 million for the three months ended September 30, 2019. The increased loss was due to a decrease in net revenue, increases in cost of sales, general and administrative expenses and sales and marketing expenses, and for other reasons noted above.

Share-based compensation expense for the three months ended December 31, 2019 was $5.0 million compared to $8.4 million for the three months ended September 30, 2019. The decrease from the prior quarter was due to a decrease in the number of awards granted and the accelerated vesting of share-based compensation awards that occurred in the prior quarter upon completion of the IPO. Share-based compensation expense for the three months ended December 31, 2019 included the issuance of 623,850 stock options at an average exercise price of $4.33, 378,080 DSUs and 107,543 RSUs. Share-based compensation expense for the three months ended September 30, 2019 included the issuance of 1,232,000 simple warrants at an average exercise price of $6.45 and 155,200 performance warrants at an average exercise price of $8.33.

Transaction costs for the three months ended December 31, 2019 were $2.3 million compared to $7.8 million for the three months ended September 30, 2019 and include costs related to the acquisition of Bridge Farm and the IPO.

Finance costs for the three months ended December 31, 2019 were $5.5 million compared to $12.0 million for the three months ended September 30, 2019. The decrease in finance costs was primarily attributable to the Convertible Notes maturing and the Senior Convertible Notes being converted into common shares in the prior quarter as well as the incurrence of interest expense and accretion relating to the Convertible Notes and Senior Convertible Notes in the prior quarter, which was minimal in the three months ended December 31, 2019.

During the three months ended December 31, 2019, the Company incurred capital expenditures of $25.8 million compared to $48.3 million for the three months ended September 30, 2019. Capital expenditures in the fourth quarter included approximately $13.5 million related to the construction and build-out of Pods 4 and 5 and the extraction and processing facility at Olds (as compared to approximately $27.7 million in the prior quarter), approximately $5.4 million related to the development of the Merritt facility (as compared to nil in the prior quarter) and approximately $5.2 million related to the development of Clay Lake Phase 2 (as compared to approximately $20.7 million in the prior quarter).

Fourth quarter 2019 compared to fourth quarter 2018

Increases in kilograms harvested, kilogram equivalents sold, cash costs to produce, C&P costs, gross revenue and cost of sales for the three months ended December 31, 2019 compared to the three months ended December 31, 2018 are due to the Company beginning production in the third quarter of 2018 with sales commencing in the first quarter of 2019, and the ramp up in cannabis production throughout 2019 with the expansion of the Olds facility.

General and administrative expenses for the three months ended December 31, 2019 were $15.1 million compared to $4.4 million for the three months ended December 31, 2018. The increase of $10.7 million was due to a significant increase in management, support and administrative staff, professional fees relating to accounting and audit, investor relations costs and other office services and overhead.

Sales and marketing expenses for the three months ended December 31, 2019 were $3.3 million compared to $0.9 million for the three months ended December 31, 2018. The increase of $2.4 million was due to expenses related to branding, promotion and public relations associated with the introduction of new product lines.

Finance costs for the three months ended December 31, 2019 were $5.5 million compared to $0.6 million for the three months ended December 31, 2018. The increase of $4.9 million was due to interest expense on the Company’s Syndicated Credit Agreement, interest expense on the Term Debt Facility and other expenses relating to outstanding debt instruments and facilities.

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There was no loss on financial obligation during the three months ended December 31, 2019 compared to a loss of $21.5 million for the three months ended December 31, 2018. The loss in the prior year period was due to fair value adjustments and a finance charge representing the present value of the royalty payments under the Investment and Royalty Agreement.

Net loss from cannabis operations for the three months ended December 31, 2019 was $30.3 million compared to a net loss of $35.9 million for the three months ended December 31, 2018. The decreased loss was due to increases in gross margin, nil pre-production expenses, and nil loss on financial obligation partially offset by increases in general and administrative expense, sales and marketing expense, share-based compensation expense, transaction costs and finance costs. Gross margin increased due to the Company commencing sales in the first quarter of 2019. Increases in general and administrative expense and sales and marketing expense were due to increased staffing costs to support growth and expansion initiatives and increased expenses related to branding, promotion and public relations associated with the introduction of new product lines. Share-based compensation expense increased due to an increase in the value of share-based compensation awards granted and an increase in the number of awards granted. Transaction costs related to the acquisition of Bridge Farm and the IPO and there were no transaction costs in 2018. Finance costs increased due to interest expense on the Company’s Syndicated Credit Agreement, interest expense on the Term Debt Facility and other expenses relating to outstanding debt instruments and facilities.

Adjusted EBITDA from cannabis operations was a loss of $17.1 million for the three months ended December 31, 2019 compared to a loss of $9.0 million for the three months ended December 31, 2018. The increase in loss was due to the following:

•	Increase in cost of sales due to the Company commencing sales of adult-use cannabis in the first quarter of 2019;
•

Increase in general and administrative expenses due to a significant increase in support and administrative staff and larger management team, increased professional fees relating to accounting and audit and other services and overhead; and

•

Increase in sales and marketing expense due to branding, promotion, trade shows, marketing design and public relations associated with the introduction of new product lines and the ramp up of production.

Loss was partially offset by the following:

•	Increase in net revenue due to the Company commencing sales of adult-use cannabis in the first quarter of 2019; and
•	Nil pre-production expenses in 2019 due to the fact that the Company commenced commercial production in the first quarter of 2019.

Share-based compensation expense for the three months ended December 31, 2019 was $5.0 million compared to $2.4 million for the three months ended December 31, 2018. The increase of $2.6 million is due to the increase in the value of the share-based compensation awards granted and an increase in the number of awards granted. Share-based compensation expense for the three months ended December 31, 2019 included the issuance of 623,850 stock options at an average exercise price of $4.33, 378,080 DSUs and 107,543 RSUs. Share-based compensation expense for the three months ended December 31, 2018 included the issuance of 1,031,200 simple warrants at an average exercise price of $6.68 and 244,000 performance warrants at an average exercise price of $5.54.

SELECTED ANNUAL INFORMATION

The following table summarizes selected operation and financial information of the Company for the preceding three financial years.

	Ten months ended Dec 31	Twelve months ended Feb 28	Twelve months ended Feb 28
($000s, except as indicated)	2018	2018	2017
Gross revenue	—	—	—
Net loss	(56,526)	(12,995)	(1,545)
Per share, basic and diluted	$(0.82)	$(0.23)	$(0.04)
Total assets	110,200	25,754	12,666
Total non-current liabilities	48,450	116	17

Net loss

During the ten months ended December 31, 2018, net loss increased by $43.5 million due to higher finance expenses, general and administrative expenses, pre-production costs, share-based compensation and a decrease in the fair value of biological assets. The increase in finance expenses related to costs associated with the Investment and Royalty Agreement between the Company and its former Executive Chairman. The increase in general and administrative expenses and share-based compensation related to increased staffing to support growth and expansion initiatives and increased share-based compensation awards granted to employees. The increase in pre-production costs related to the preparation for the commencement of adult-use cannabis sales in the fourth quarter of 2018 following the effectiveness of the Cannabis Act on October 17, 2018.

During the year ended February 28, 2018, net loss increased by $11.5 million due to higher share-based compensation expense, general and administrative expenses, pre-production expenses and selling and marketing expenses. The increase in share-

17

based compensation was due to the initial share-based compensation awards granted during the year as no awards were granted during the prior year. The increase in general and administrative expenses was due to increased staffing in advance of the Cannabis Act. The increase in pre-production costs related to costs in preparation for the commencement of adult-use cannabis. The increase in sales and marketing expenses related to brand development and promotional expenses in advance of the Cannabis Act.

Total assets

During the ten months ended December 31, 2018, total assets increased by $84.4 million. The increase was due to increases in cash and property, plant and equipment. Cash increased due to proceeds from the Credit Facilities, issuing the Convertible Notes, and issuing common shares for cash. Property, plant and equipment increased due to construction of the Olds facility and related equipment.

During the year ended February 28, 2018, total assets increased by $13.1 million. The increase was due to increases in cash and property, plant and equipment. Cash increased due to entering into and drawing on the Note Agreement, issuing common shares for cash and issuing common shares under the related party credit agreement. Property, plant and equipment increased due to construction of the Olds facility and related equipment.

Total non-current liabilities

During the ten months ended December 31, 2018, total non-current liabilities increased by $48.3 million. The increase was due to the Company entering into the Credit Facilities and drawing $32.8 million under Facility 1 and Facility 4 of the Commitment Letter and entering into the Investment and Royalty Agreement.

During the year ended February 28, 2018, total non-current liabilities increased by $99 thousand. The increase was due to the non-current portion of additional equipment under finance leases.

LIQUIDITY AND CAPITAL RESOURCES

($000s)	December 31, 2019	December 31, 2018
Cash and cash equivalents	45,337	14,121

Syndicated Credit Agreement (a)	82,910	—
Facility 1, 3 & 4 (b)	—	32,159
Facility 5 & 7 (b)	—	—
Term Debt Facility (c)	95,003	—
Credit Agreement (d)	—	—
Loan Agreement (e)	—	7,000
Note Agreement (f)	—	8,546
Promissory Note (g)	—	6,931
Convertible Notes (h)	—	25,449
Senior Convertible Notes (h)	—	—
	177,913	80,085

Capital resources are financing resources available to the Company and are defined as the Company’s debt and equity. The Company manages its capital resources with the objective of maximizing shareholder value and sustaining future development of the business. The Company manages its capital structure and adjusts it, based on the funds available to the Company, in order to support the Company’s activities. The Company may adjust capital spending, issue new shares, issue new debt or repay existing debt.

The Company’s primary need for liquidity is to fund capital expenditures, working capital requirements, debt service requirements and for general corporate purposes. The Company’s primary source of liquidity historically has been from funds received from the proceeds of common share issuances and debt financing. The Company’s ability to fund operations, make planned capital expenditures and meet debt service requirements depends on future operating performance and cash flows, as well as the availability of future financing – all of which is subject to prevailing economic conditions and financial, business and other factors.

At December 31, 2019, the Company was not in compliance with the interest coverage ratio covenant under its Syndicated Credit Agreement, which caused a cross-acceleration under its Term Debt Facility. As a result, as at December 31, 2019, the full principal amount of the Syndicated Credit Agreement and the Term Debt Facility was classified as a current liability on the Company’s statement of financial position.

Subsequent to December 31, 2019, the Company has obtained a waiver under the Syndicated Credit Agreement for the December 31, 2019 interest coverage ratio covenant breach and a waiver for the corresponding breach and other administrative breaches of the Term Debt Facility. Under the terms of the waivers, the Company has agreed that on or before April 15, 2020 it will (i) enter into a definitive purchase agreement related to the sale of Bridge Farm and (ii) enter into term sheets with each of

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the respective lenders under the Syndicated Credit Agreement and Term Debt Facility that sets out a financing strategy for the Company. In addition, the requirement to maintain an interest reserve cash balance of $10.0 million was removed. The $10.0 million was applied as a permanent reduction to amounts outstanding under the Syndicated Credit Agreement on March 30, 2020. The Term Debt Facility lenders have also agreed to defer a minimum of $1.2 million of the $2.8 million interest payment due April 1, 2020 to April 20, 2020.

In addition, we anticipate that we will not be in compliance with the covenants under our Syndicated Credit Agreement (and, thus, our Term Debt Facility) as of March 31, 2020. Under the terms of our debt documents, we have until May 15, 2020 to deliver our financial results for the three months ended March 31, 2020 and associated compliance certification, and if we do not obtain a waiver of covenant compliance or similar relief before then, we will be in default under such agreements. We are in active dialogue with our lenders and have been able to obtain similar waivers in the past; however, there is no guarantee that we will be able to do so in the future.

The audited consolidated financial statements for the year ended December 31, 2019 contain a going concern qualification. The Company is an early-stage company and has accumulated significant losses to date. Furthermore, the Company and certain of its subsidiaries have a limited operating history and a history of negative cash flow from operating activities. These conditions, combined with the Company’s dependence on third party financing in the near term to fund its business plan, indicate the existence of a material uncertainty that casts significant doubt on the Company’s ability to continue as a going concern.

Management believes its current capital resources and its ability to manage cash flow and working capital levels will require the Company to seek future additional financing to allow it to meet its obligations, to make debt service requirements, and to fund the other needs of its business. However, no assurance can be given that future sources of capital will be available. The ability of the Company to continue as a going concern is dependent on raising capital to fund its business plan and ultimately to attain profitable operations. Any delay or failure to complete any additional financing would have a material adverse effect on the Company’s business, results of operations and financial condition, and the Company may be forced to reduce or cease its operations or seek relief under applicable bankruptcy law.

Debt

As at December 31, 2019, the Company’s available debt facilities, as detailed below, were fully drawn.

a)	Syndicated Credit Agreement

On August 29, 2019, the Company entered into a Syndicated Credit Agreement initially providing for $90.0 million of secured debt facilities comprised of a $84.0 million senior secured term credit facility and a $6.0 million senior secured revolving operating facility (“Syndicated Credit Agreement”). Under the terms of the agreement, the Company has the right to obtain an additional facility, on a project by project basis, from existing or additional lenders, up to a maximum of $50.0 million subject to the consent of the lenders and satisfaction of certain other conditions.

Principal will be repaid in quarterly payments, beginning at the end of the Company’s first fiscal quarter following the covenant conversion date of March 31, 2020, amortized over a 10-year period, with the balance of all borrowings outstanding being due and payable in full on August 27, 2021. Interest will be incurred at either (i) prime plus a margin between 1.25% to 2.5% or (ii) the one-month bankers acceptance rate plus 1%, plus a margin between 2.75% to 4.00%. The margin level is determined based on the Company’s senior funded debt to EBITDA ratio. Interest on prime loans accrues daily and is payable monthly on the last business day of each month. The Syndicated Credit Agreement is secured by a general security agreement over all present and after acquired personal property in Alberta, British Columbia and other Canadian jurisdictions, subject to permitted encumbrances. As at December 31, 2019, the Company was required to maintain a cash balance of $10.0 million in accordance with the financial covenants contained in the Syndicated Credit Agreement, which has been classified as restricted cash on the statement of financial position.

The Syndicated Credit Agreement contained an interest coverage ratio to be maintained as at the end of the quarter ended September 30, 2019, which was subsequently removed from the agreement.

At December 31, 2019, the Syndicated Credit Agreement, as written, contained certain financial covenants to maintain:

(i)	An available cash balance to March 31, 2020;
(ii)	A certain interest coverage ratio as at December 31, 2019;
(iii)	A certain senior funded debt to EBITDA ratio as at March 31, 2020 and as at the end of every fiscal quarter thereafter; and
(iv)	A fixed charge coverage ratio at March 31, 2020 and as at the end of every fiscal quarter thereafter.

At December 31, 2019, the Company was not in compliance with the interest coverage ratio covenant under its Syndicated Credit Agreement, which caused a cross-acceleration under its Term Debt Facility. As a result, as at December 31, 2019, the full principal amount of the Syndicated Credit Agreement and the Term Debt Facility was classified as a current liability on the Company’s statement of financial position.

Subsequent to December 31, 2019, the Company has obtained a waiver under the Syndicated Credit Agreement for the December 31, 2019 interest coverage ratio covenant breach and a waiver for the corresponding breach and other administrative breaches of the Term Debt Facility. Under the terms of the waivers, the Company has agreed that on or

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before April 15, 2020 it will (i) enter into a definitive purchase agreement related to the sale of Bridge Farm and (ii) enter into term sheets with each of the respective lenders under the Syndicated Credit Agreement and Term Debt Facility that sets out a financing strategy for the Company. In addition, the requirement to maintain an interest reserve cash balance of $10.0 million was removed. The $10.0 million was applied as a permanent reduction to amounts outstanding under the Syndicated Credit Agreement on March 30, 2020. The Term Debt Facility lenders have also agreed to defer a minimum of $1.2 million of the $2.8 million interest payment due April 1, 2020 to April 20, 2020.

In addition, we anticipate that we will not be in compliance with the covenants under our Syndicated Credit Agreement (and, thus, our Term Debt Facility) as of March 31, 2020. Under the terms of our debt documents, we have until May 15, 2020 to deliver our financial results for the three months ended March 31, 2020 and associated compliance certification, and if we do not obtain a waiver of covenant compliance or similar relief before then, we will be in default under such agreements. We are in active dialogue with our lenders and have been able to obtain similar waivers in the past; however, there is no guarantee that we will be able to do so in the future.

b)	Credit Facilities

The Credit Facilities were extended to the Company under the amended and restated commitment letter (the “Commitment Letter”), dated December 19, 2018.

As at December 31, 2018, the Credit Facilities were comprised of Facilities 1, 3 and 4:

•	Facility 1 - $29.5 million non-revolving development loan facility. Interest payable monthly at prime plus 2.75%. At December 31, 2018, Facility 1 was fully drawn.
•	Facility 3 - $5.0 million building development facility. Interest payable monthly at prime plus 2.75%. At December 31, 2018, no amount had been drawn from Facility 3.
•	Facility 4 - $14.0 million non-revolving development facility. Interest payable monthly at prime plus 2.75%. At December 31, 2018, $2.7 million had been drawn from Facility 4.

Effective June 1, 2019, Facilities 1 and 4 were refinanced through Facilities 5 and 7. The Credit Facilities can be summarized as follows:

•	Facility 3 - $5.0 million term out facility. Interest payable monthly at prime plus 2.75%.
•	Facility 5 - $29.5 million non-revolving development term out facility, to be used solely for the repurpose of refinancing Facility 1.
•	Facility 7 - $14.0 million term out facility, to be used solely for the purpose of refinancing Facility 4.

On August 29, 2019, the Credit Facilities of $49.0 million plus accrued interest were repaid in full using a portion of the proceeds from the Syndicated Credit Agreement described in section (a) above and are no longer available to the Company.

c)	Term Debt Facility

On June 27, 2019, the Company entered into a secured credit agreement (the “Term Debt Facility”) through SGI Partnership, a newly formed wholly owned subsidiary of the Company. The Term Debt Facility is secured on a second-priority basis over all assets of the Company except for the acquired Bridge Farm assets (note 5a), which are secured on a first priority basis. The Term Debt Facility consists of two tranches totalling $159.6 million, less (i) a 6% original issue discount and (ii) upfront fees totalling up to approximately $2.4 million. The first tranche of $115.0 million, less the original issue discount and upfront fees, was advanced on June 27, 2019 to fund the acquisition of Bridge Farm described in note 5(a). The second tranche was not advanced, and the deadline to advance it has passed. Amounts advanced under the Term Debt Facility bear interest at a rate of 9.75% per annum. Principal will be repaid in quarterly payments beginning June 30, 2020 with the first instalment based on 5% of the principal outstanding and subsequent quarters based on 1.25% of principal outstanding, with the balance of all borrowings outstanding being due and payable in full on July 27, 2023.

In connection with each tranche advanced, the lender is entitled to receive warrants exercisable upon the earlier of (i) the completion of an initial public offering, (ii) December 31, 2020, or (iii) a default or event of default under the Term Debt Facility or certain other specified events. The number of warrants issuable and the exercise price of such warrants issued was indexed to the Company’s share price determined at the date of the completion of an initial public offering. Prior to the completion of the initial public offering, the warrants were classified as a derivative liability measured at FVTPL. The fair value of the warrants was estimated based on the Black-Scholes option pricing model. The measurements for the warrants were categorized as Level 3 fair values based on the inputs to the valuation technique used.

In August 2019, upon completion of the initial public offering, 957,225 warrants with an exercise price of $21.63 and 1,495,665 warrants with an exercise price of $20.76 were issued. The Company recorded a fair value adjustment of $2.2 million to finance expense upon reclassification from a derivative liability to equity.

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The Company is subject to three financial covenants under this facility, so long as the principal amount owing under the Term Debt Facility is greater than $75 million, as follows:

(i)

The Company must maintain, at all times, 60% of the square footage of the existing facilities in the United Kingdom dedicated to plant production and inventory and shall achieve a minimum 20% gross margin for both the quarter ending December 31, 2019 and the March 31, 2020 on said plant business;

(ii)

The Company’s UK leverage ratio is defined as the ratio of outstanding amounts under the Term Debt Facility to annualized bank EBITDA related to its United Kingdom operations. The UK leverage ratio shall not exceed:

•

11.0 to 1.0, calculated at the end of each financial quarter for the four financial quarters then ended, commencing for the financial quarter ending June 30, 2020 and each financial quarter thereafter until and including March 31, 2021; and

•	9.0 to 1.0, calculated at the end of each financial quarter for the four financial quarters then ended, commencing for the financial quarter ending June 30, 2021 and each financial quarter thereafter.
(iii)

The Company’s consolidated leverage ratio is defined as the ratio of outstanding amounts under the Term Debt Facility to annualized bank EBITDA related to its consolidated operations. The consolidated leverage ratio shall not exceed:

•

6.0 to 1.00, calculated at the end of each financial quarter for the four financial quarters then ended, commencing for the financial quarter ending June 30, 2020 and each financial quarter thereafter until and including March 31, 2021; and

•	4.5 to 1:0, calculated at the end of each financial quarter for the four financial quarters then ended, commencing for the financial quarter ending June 30, 2021 and each financial quarter thereafter.

As at December 31, 2019, the Company was in compliance with all financial covenants under the Term Debt Facility. However, because, at December 31, 2019, the Company was not in compliance with the interest coverage ratio covenant under its Syndicated Credit Agreement, the full principal amount of the Syndicated Credit Agreement and the Term Debt Facility, which was cross-accelerated, was classified as a current liability on the Company’s statement of financial position.

Subsequent to December 31, 2019, the Company has obtained a waiver under the Syndicated Credit Agreement for the December 31, 2019 interest coverage ratio covenant breach and a waiver for the corresponding breach and other administrative breaches of the Term Debt Facility. Under the terms of the waivers, the Company has agreed that on or before April 15, 2020 it will (i) enter into a definitive purchase agreement related to the sale of Bridge Farm and (ii) enter into term sheets with each of the respective lenders under the Syndicated Credit Agreement and Term Debt Facility that sets out a financing strategy for the Company. In addition, the requirement to maintain an interest reserve cash balance of $10.0 million was removed. The $10.0 million was applied as a permanent reduction to amounts outstanding under the Syndicated Credit Agreement on March 30, 2020. The Term Debt Facility lenders have also agreed to defer a minimum of $1.2 million of the $2.8 million interest payment due April 1, 2020 to April 20, 2020.

d)	Credit Agreement

On February 22, 2019, the Company entered into a credit agreement with a Canadian financial institution to provide a $30.0 million non-revolving term loan facility (the “Credit Agreement”). The purpose of the Credit Agreement was to provide interim financing related to the acquisition of Bridge Farm (see Acquisition of Bridge Farm in the “OPERATIONAL AND FINANCIAL HIGHLIGHTS” section of this MD&A), to repay in full the Note Agreement described in section (f) below and for general working capital purposes. Interest was accrued at 9.0% with principal and interest repayable on or before May 15, 2019. The Credit Agreement was secured by a second priority general security agreement over all present and after acquired personal property and a floating charge on all lands, subject to permitted encumbrances, as well as a first priority assignment of all net proceeds from certain future equity or debt offerings.

In May 2019, the repayment date was extended to May 22, 2019. During this time, the Company closed a private placement of 8% Convertible Promissory Notes described in section (h) below for gross proceeds of $92.6 million, of which $30 million plus accrued interest was applied to repay the Credit Agreement in full on the amended repayment date. The Credit Agreement is no longer available to the Company.

e)	Loan Agreement

As at December 31, 2018, the Company had a $7.0 million loan agreement with a financial institution bearing interest at the lenders variable mortgage rate plus 5.0% per annum (the “Loan Agreement”). The loan was secured by (i) a third priority charge against the Company’s Rocky View production facility, (ii) a third priority charge against the Company’s Olds facility, (iii) a third priority charge against the present and after acquired personal property of the Company and the lender’s guarantors, and (iv) a first priority charge in the warrant subscriptions and the proceeds thereof, issued in the private placement of units completed in the fiscal period ended December 31, 2018. The Loan Agreement was to mature on May 31, 2019 and bore interest at the rate of the lender’s variable mortgage rate plus 5.0%, which amounted to 8.95% per annum as of April 10, 2019. The agreement was amended and restated on April 10, 2019. Under the amended and restated agreement, the principal was increased by $3.0 million to $10.0 million and the maturity date of the existing credit facility was extended to September 30, 2019 and bearing interest at the lender’s variable mortgage rate plus 4.55%, which, as of

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April 10, 2019, amounted to 9.50% per annum. The Loan Agreement was repaid on June 27, 2019 and is no longer available to the Company.

f)	Note Agreement

As at December 31, 2018, the Company had an $8.5 million note agreement outstanding (the “Note Agreement”). The Note Agreement was secured by a first-ranking security interest in respect of present and future property and assets and by the lender entering into a subordination agreement in favour of a Canadian financial institution up to maximum of $30.0 million.

On February 22, 2019, the Note Agreement was repaid in full using the proceeds from the Credit Agreement described in section (d). The repayment consisted of $7.0 million in principal plus accumulated interest and an extension fee of $1.9 million. The Note Agreement is no longer available to the Company.

g)	Promissory Note

During 2018, the Company entered into an agreement with a former officer of the Company to repurchase a total of 9,815,701 common shares at a weighted average price of $1.69 per common share for total consideration of $16.6 million. A balance of $6.9 million remained unpaid under the agreement and was converted to an unsecured subordinated promissory note (the “Promissory Note”). The Promissory Note had a stated maturity of March 25, 2019 but was extended in accordance with the terms of the agreement. The Promissory Note accrued interest at a rate of 1% per month from the date of extension. The Promissory Note was repaid on June 5, 2019 and is no longer available to the Company.

h)	Convertible Notes

During 2018, the Company privately placed an aggregate principal amount of $28.9 million of 12% convertible notes (the “Convertible Notes”), consisting of (i) $22.2 million privately placed to accredited investors in Canada (the “Canadian Offering”), and (ii) $6.8 million privately placed to accredited investors in the United States (the “U.S. Offering”). $7 million of the convertible notes were issued to directors and officers. The Convertible Notes mature on a date one year after their issuance. Up to 100% of the principal amount of the Convertible Notes is convertible, at the option of the holder at any time prior to a date that is 15 days prior to the maturity date of the note, into units comprising one common share in the Company and one half of one warrant, at a price of US$3.13 per unit with respect to the Convertible Notes issued in the U.S. offering, and $3.91 per unit with respect to the Convertible Notes issued in the Canadian Offering. The warrants vest immediately. Each full warrant is exercisable for 12 months following the date of its issuance into one common share in the Company, at an exercise price of US$3.75 with respect to the Convertible Notes issued in the U.S. Offering, and at an exercise price of $4.38 with respect to the Convertible Notes issued in the Canadian offering.

In connection with the IPO, the Company issued an additional 559,327 warrants representing 559,327 common shares to holders of the Convertible Notes as an incentive to enter into a lock-up agreement covering the Convertible Notes, the warrants and the underlying common shares issued or issuable upon conversion or exercise of such notes or warrants.

During the year ended December 31, 2019, following the IPO, holders representing $21.2 million in aggregate principal amount of the Convertible Notes issued in the Canadian Offering and USD$2.5 million in aggregate principal amount of the Convertible Notes issued in the U.S. Offering converted their notes into 6.2 million common shares and 3.6 million warrants. Principal of $1.0 million Convertible Notes and USD$2.4 million Convertible Notes were not converted into equity units and were repaid in cash upon maturity.

i)	Senior Convertible Notes

In May 2019, the Company closed a private placement offering of 8% convertible notes (the “Senior Convertible Notes”), to accredited investors in Canada, the United States and elsewhere in aggregate principal amount of $92.6 million. $0.1 million of the senior convertible notes were issued to a director of the Company. In July 2019, the Company issued a further $0.6 million Senior Convertible Notes as consideration for past services rendered. Interest accrued on the Senior Convertible Notes at a rate of 8% per annum, compounded monthly, and was payable on the earlier of the maturity date, redemption or conversion. The stated maturity of the Senior Convertible Notes was May 10, 2024 and principal was repayable in cash or with shares of the Company.

On August 14, 2019, the Company received conversion notices from all holders of the Senior Convertible Notes. Based on the IPO price of US$13.00 ($17.23) per share, all principal and accrued interest was converted into 6.9 million common shares at a conversion price of $13.84.

The proceeds from the offering of the Senior Convertible Notes were used, in part, to repay the Credit Agreement described in section (d) above and otherwise applied to the purchase price for the acquisition of Bridge Farm (see Acquisition of Bridge Farm in the “OPERATIONAL AND FINANCIAL HIGHLIGHTS” section of this MD&A).

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Other Significant Transactions

a)	Acquisition of Bridge Farm

On February 22, 2019, the Company, through its wholly owned subsidiary, Sundial UK Limited, signed a Sale and Purchase Agreement (“SPA”) to acquire all the issued and outstanding shares of Project Seed Topco (“Bridge Farm”) a private company located in the United Kingdom of Great Britain and Northern Ireland (“UK”). The acquisition closed on July 2, 2019.

The acquisition consideration was comprised of:

(i)	Cash consideration in the amount of $77.0 million (£45.0 million);
(ii)

The issuance of 2.4 million common shares valued at $37.2 million based on the fair value of a common share of the Company on the closing date and contingent consideration of $8.4 million representing the value of incremental shares potentially issuable on the one-year anniversary of the closing date; and

(iii)

Contingent consideration valued at $7.2 million representing the fair value of earn-out payments ranging from nil to a maximum of an additional 1.6 million common shares of the Company based on a prescribed formula.

The Company has engaged independent valuation experts to assist in determining the fair value of certain assets acquired and liabilities assumed and related deferred income tax impacts.

The fair value of the assets and liabilities acquired was as follows:

	July 2, 2019	Adjustments	December 31, 2019
Cash	77,023	—	77,023
Issuance of common shares	37,248	—	37,248
Contingent consideration	15,630	361	15,991
	129,901	361	130,262

The preliminary purchase price was allocated as follows:

	July 2, 2019	Adjustments	December 31, 2019
Accounts receivable	7,403	—	7,403
Inventory	469	1	470
Biological assets	1,233	55	1,288
Property, plant and equipment	57,717	651	58,368
Intangible assets	25,636	(165)	25,471
Accounts payable	(14,293)	—	(14,293)
Long term debt	(33,618)	—	(33,618)
Lease obligations	(15,567)	388	(15,179)
Deferred income tax liability	(3,038)	(1,317)	(4,355)
Goodwill	103,959	748	104,707
	129,901	361	130,262

The Company recorded adjustments to the fair value in the fourth quarter of 2019 to reflect facts and circumstances in existence at the date of the acquisition. These adjustments primarily relate to changes in preliminary valuation assumptions, including refinement of biological assets, intangible assets and deferred income tax liability based on new information that became available that existed at the date of the acquisition. All measurement period adjustments were offset to goodwill.

During the year ended December 31, 2019, the fair value of the incremental share portion of the contingent consideration was adjusted to $27.5 million and the fair value of the earn out portion was adjusted to $5.0 million. These adjustments resulted in a loss on contingent consideration of $18.6 million.

At December 31, 2019, the Company determined that there were indicators of impairment in Bridge Farm’s ability to generate revenue from the cultivation, processing and distribution of CBD products based on significant delays and uncertainties in the licensing and regulatory requirements in the United Kingdom. As a result, the Company recorded a goodwill impairment of $100.3 million at and for the year ended December 31, 2019.

b)	Investment and Royalty Agreement

In 2018, the Company entered into an amended and restated investment and royalty agreement (the “Investment and Royalty Agreement”), with an entity (the “Purchaser”) controlled by one of the Company’s directors and former Executive Chairman, Edward Hellard, to receive a loan of up to a total of $11.0 million in multiple instalments, and to remove its first fixed charge security position over the Company’s assets in consideration for the issuance of a total of up to 7.2 million common shares, valued at $1.53 per common share, and a series of quarterly royalty payments, calculated on the basis of its revenue generated from certain portions of the Olds facility for the prior quarter multiplied by 6.5%, beginning on October 1, 2019 and ending on September 30, 2028.

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On July 17, 2019, the Company issued 50,963 common shares to Mr. Hellard in consideration for advancing the remaining funds available to be advanced under the financial obligation. In addition, the Company agreed to indirectly acquire the Investment and Royalty Agreement through an agreement whereby the Company would purchase all of the outstanding shares of the Purchaser from Mr. Hellard for aggregate consideration of 3,680,000 common shares, 480,000 share purchase warrants (each exercisable for one common share at an exercise price of $15.94 for a period of three years from the date of issue) and a cash payment of $9.5 million. Upon completion of the Company’s initial public offering on August 6, 2019, the purchase was completed resulting in a loss on a financial obligation of $59.6 million based on the Company’s initial public offering price of US$13.00 per share. The cash payment of $9.5 million was made on September 19, 2019

c)	Acquisition of Brands

On May 1, 2019, the Company entered into the Sun 8 Agreement to acquire the world-wide proprietary rights, including copyrights and trademarks, to a portfolio of brand names, designs, domain names and other intellectual property associated with Top Leaf, BC Weed Co. and certain other brands (the “Acquired Brands”). The consideration paid for the Acquired Brands pursuant to the Sun 8 Agreement consisted of 480,000 common shares at a price of $11.03. The agreement includes future consideration in the form of warrants contingent upon future revenues from the Acquired Brands and payment of royalties indexed to merchandise sales and each gram of cannabis produced or sold that is derived from the Acquired Brands.

The Company also incurred $1.5 million of research and development costs to Sun 8 Holdings Inc. which included (i) assisting the Company in sourcing cultivars to sell under the Acquired Brands, (ii) the identification, interview and hiring of cultivation staff, and (iii) the assessment and optimization of the Company’s growing and production methods and techniques.

Equity

(000s)	December 31, 2019	December 31, 2018
Common shares	107,180	68,649
Common share purchase warrants (1)	6,165	4,212
Simple warrants (2)	9,815	6,130
Performance warrants (3)	5,799	7,095
Stock options	624	—
Restricted share units	49	—
Deferred share units	368	—
(1)	6.2 million warrants were exercisable as at December 31, 2019.
(2)	5.1 million simple warrants were exercisable as at December 31, 2019.
(3)	4.5 million performance warrants were exercisable as at December 31, 2019.

As at December 31, 2019, the Company had 107.2 million shares outstanding (December 31, 2018 - 68.6 million shares).

On August 6, 2019, the Company completed its IPO of 11.0 million common shares at a price to the public of US$13.00 per share, for gross proceeds of $189.5 million (US$143.0 million). The Company’s shares were listed for trading on the NASDAQ on August 1, 2019 under the ticker symbol “SNDL”.

In addition to the IPO, additional common shares were issued during 2019 in connection with the following transactions:

•	Conversions of the Senior Convertible Notes for 6.9 million shares;
•	Conversions of the Convertible Notes for 6.2 million shares;
•	The issuance of 2.4 million shares relating to the acquisition of Bridge Farm;
•	The issuance of 3.7 million shares relating to the acquisition of the Investment and Royalty Agreement;
•	The exercise of 4.2 million share purchase warrants for net proceeds of 16.5 million;
•	The exercise of 2.0 million employee warrants for net proceeds of $1.4 million; and
•	Additional shares issued during the year ended December 31, 2019 were in exchange for intellectual property acquired from the Pathway and Sun 8 Holdings Inc. transactions.

Subsequent to December 31, 2019, additional common shares were issued in connection with the following:

•	The issuance of 158.0 thousand shares relating to Bridge Farm earn out payments.

As at March 30, 2020 a total of 107,351,145 common shares were outstanding.

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Capital Expenditures

	Year ended December 31	Ten months ended December 31
($000s)	2019	2018
Canada
Olds facility	98,777	72,819
Rocky View facility	655	1,139
Merritt facility	9,879	—
Other	960	2,363
Total Canada	110,271	76,321
United Kingdom
Clay Lake	25,921	—
Other	1,943	—
Total United Kingdom	27,864	—
Total	138,135	76,321

Facilities

	Olds facility	Rocky View facility	Merritt facility	Bridge Farm facility
Location	Olds, Alberta, Canada	Rocky View, Alberta, Canada	Merritt, British Columbia, Canada	Spalding, Lincolnshire, U.K.
Format	Indoor modular	Indoor	Indoor modular	Greenhouses
Primary purpose	Cultivation and extraction	Research and development	Cultivation and extraction	Cultivation and extraction
Total current facility size (sq. ft.)	428,000	31,000	—	1,596,000(3)
Additional planned facility size (sq. ft.)	20,000(1)	—	35,000(2)	1,991,000(3)
Total projected facility size (sq. ft.)	448,000	31,000	35,000	3,587,000
(1)	Subject to construction and licensing of an extraction and processing building (20,000 sq. ft.) and availability of capital resources and liquidity.
(2)	Construction has been deferred. Future construction, if any, will be subject to available capital resources, liquidity and licensing.
(3)

Bridge Farm has received an industrial licence to grow hemp from the U.K. government at its Homestead facility and currently cultivates hemp in a portion of this facility. The Company has deferred plans to convert a further portion of the Homestead facility and certain other of Bridge Farm’s existing and planned facilities to hemp and High-THC cannabis cultivation operations. Future construction, if any, will be subject to licensing as well as available capital resources and liquidity and may be restricted by the terms of the Company’s indebtedness.

Capital expenditures will be limited to essential expenditures required to complete the extraction and processing facility at the Olds facility (approximately $5 to $10 million) and to complete the Clay Lake Phase 2 facility (approximately $10 million) and will be subject to the availability of capital resources and liquidity.

Capital expenditures relating to the construction of the Company’s Merritt facility (approximately $15 to $30 million), construction and transition to hemp cultivation of certain of the Bridge Farm facilities (approximately $75 million) and funding research performed by Pathway Rx (approximately $1 million) have been temporarily deferred in order to improve liquidity and align capital expenditures with market demand.

Expenditures required to maintain production capacity are not expected to be significant in the next twelve months since the majority of the Company’s facilities are newly constructed or under construction. The Company expects approximately $1.5 million per quarter of maintenance capital beginning in January 2020 to maintain current capacity.

Olds facility

The Olds facility is the Company’s flagship facility whose primary purpose is to grow cannabis for the Canadian market. The Olds facility is complete and fully licensed for cannabis cultivation, processing and sale by Health Canada. The Company has received a licence from Health Canada for approximately 428,000 square feet with 126 cultivation rooms comprised of H Block (approximately 32,000 square feet with 12 cloning and vegetation rooms), H Block extension (approximately 46,000 square feet with 14 flowering rooms) and Pods 1 through 5 (each approximately 70,000 square feet with 20 flowering rooms). Furthermore, the Company has commenced construction of an extraction and processing facility at Olds, estimated to be approximately 20,000 square feet, to support a fully operational Olds facility. The full build out of the Olds facility is expected to cost approximately $190 million, of which approximately $5 to $10 million remains to be invested relating to the extraction and processing facility.

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Merritt facility

Construction of the Merritt facility has been temporarily deferred pending increases in market demand. The Merritt facility, if fully constructed and licensed will serve as the primary production facility of the Company’s BC Weed Co. brand.

The amount of remaining capital expenditures at the Merritt facility will vary depending on the scale of the facility that will be constructed. A mini-pod is expected to cost $15 million to construct, while a larger facility with extraction capabilities is expected to cost up to $30 million to complete. The Company began construction of the Merritt facility in March 2019 and has invested approximately $10.0 million. The Company has submitted its initial licence application to Health Canada. However, Health Canada will not substantively review the licence application until the Merritt facility is fully constructed and is accepted by Health Canada as compliant with the requirements of the Cannabis Regulations (SOR/2018-144).

Bridge Farm

At December 31, 2019, the Company determined that there were indicators of impairment in Bridge Farm’s ability to generate revenue from the cultivation, processing and distribution of CBD products based on significant delays and uncertainties in the licensing and regulatory requirements in the United Kingdom. As a result, the Company recorded a goodwill impairment of $100.3 million at and for the year ended December 31, 2019. In addition, the Company is conducting a strategic review of Bridge Farm and its assets.

Bridge Farm comprises three facilities, Homestead, Horseshoe and Clay Lake. The Homestead facility is approximately 218,000 square feet with approximately 110,000 square feet of grow space. The Horseshoe facility is 484,000 square feet with approximately 286,000 square feet of grow space. The Clay Lake facility is an 893,000 square foot facility (Clay Lake Phase 1) that was completed in March 2019. Prior to the acquisition, Bridge Farm had completed planning for Clay Lake Phase 2 (approximately 807,000 square feet) and Clay Lake Phase 3 (approximately 1.2 million square feet).

Bridge Farm has received an industrial licence to grow hemp from the U.K. government at its Homestead facility and currently cultivates hemp in a portion of this facility. The Company has deferred plans to convert a further portion of the Homestead facility and certain other of Bridge Farm’s existing and planned facilities to hemp and High-THC cannabis cultivation operations. Future construction, if any, will be subject to licensing as well as available capital resources and liquidity and may be restricted by the terms of the Company’s indebtedness.

Pathway Rx

The Company owns a 50% interest in Pathway Rx, a company that uses advanced technologies, including machine learning approaches, to screen an extensive library of cannabis strains to identify and customize treatments for a wide range of medical applications. The Company expects minimal capital expenditures of approximately $1 million to fund research performed by Pathway Rx.

Cash Flow Summary

	Year ended December 31	Ten months ended December 31
($000s)	2019	2018
Cash provided by (used in):
Operating activities	(112,736)	(25,757)
Investing activities	(213,144)	(66,039)
Financing activities	358,267	98,239
Effect of exchange rate changes	(1,171)	—
Change in cash and cash equivalents	31,216	6,443

Cash Flow – Operating Activities

Net cash used in operating activities was $112.7 million for the year ended December 31, 2019 compared to $25.8 million for the ten months ended December 31, 2018. The increase of $86.9 million is due to an increase in net loss adjusted for non-cash items and an increase in non-cash working capital. The increase in non-cash working capital reflects significant growth in the scale and operations of the Company following the commencement of adult-use cannabis sales and is comprised of fair value changes in inventory, accounts receivable, prepaid expenses and deposits and accounts payable.

Cash Flow – Investing Activities

Net cash used in investing activities was $213.1 million for the year ended December 31, 2019 compared to $66.0 million for the ten months ended December 31, 2018. The increase of $147.1 million is due to the acquisition of Bridge Farm as well as expenditures relating to the construction of the Olds facility, particularly relating to Pod 4, Pod 5 and the H Block extension, and expenditures relating to Clay Lake Phase 2.

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Cash Flow – Financing Activities

Net cash provided by financing activities was $358.3 million for the year ended December 31, 2019 compared to $98.2 million for the ten months ended December 31, 2018. The increase of $260.1 million is due to proceeds from the Syndicated Credit Agreement, proceeds from the Term Debt Facility, net of costs, proceeds from the Senior Convertible Notes, proceeds from the issuance of common shares in the IPO, net of costs, proceeds from the exercise of warrants, partially offset by repayment of the Credit Facilities and other debt instruments, repayment of existing Bridge Farm debt, settlement of all of the Convertible Notes, an increase in restricted cash, and the settlement of the financial obligation. The increase in restricted cash represents the minimum balance required in accordance with the Syndicated Credit Agreement for interest coverage and money held in trust in support of letters of credit.

Liquidity risks associated with financial instruments

Interest rate risk

The Company is exposed to interest rate risk in that changes in market interest rates will cause fluctuations in the fair value of future cash flows. The Company is exposed to interest rate risk through its Syndicated Credit Agreement which has a variable interest rate. The Company was exposed to interest rate risk through its Credit Facilities which had a variable interest rate and were repaid in full during 2019. For the year ended December 31, 2019, a 1% increase in the prime interest rate would result in additional interest expense of $0.6 million (2018 - $47 thousand).

Credit risk

Credit risk is the risk of financial loss if the counterparty to a financial transaction fails to meet its obligations. The Company manages risk over its accounts receivable by issuing credit only to credit worthy counterparties. The Company considers financial instruments to have low credit risk when its credit risk rating is equivalent to investment grade. The Company assumes that the credit risk on a financial asset has increased significantly if it is outstanding past the contractual payment terms. The Company considers a financial asset to be in default when the debtor is unlikely to pay its credit obligations to the Company.

The Company applies the simplified approach under IFRS 9 and has calculated expected credit losses based on lifetime expected credit losses, taking into consideration historical credit loss experience and financial factors specific to the debtors and general economic conditions.

The maximum amount of the Company’s credit risk exposure is the carrying amounts of cash and cash equivalents and accounts receivable. The Company attempts to mitigate such exposure to its cash and cash equivalents by investing only in financial institutions with investment grade credit ratings. The Company manages risk over its accounts receivable by issuing credit only to credit worthy counterparties.

Foreign currency risk

The Company is exposed to risks arising from fluctuations in currency exchange rates between the Canadian dollar, Pound Sterling and United States dollar. At December 31, 2019, the Company’s primary currency exposure related to the Pound Sterling (“GBP”) and United States dollar (“USD”) balances. The following table summarizes the Company’s foreign currency exchange risk for each of the currencies indicated:

As at December 31, 2019	GBP	USD
Cash and cash equivalents	1,418	22,088
Accounts receivable	3,071	—
Accounts payable and accrued liabilities	(6,254)	(2,150)
Net foreign exchange exposure	(1,765)	19,938
Translation to CAD	1.7174	1.2988
CAD equivalent at period end exchange rate	(3,031)	25,895

As at December 31, 2018	GBP	USD
Cash and cash equivalents	—	3,148
Accounts receivable	—	—
Accounts payable and accrued liabilities	—	—
Net foreign exchange exposure	—	3,148
Translation to CAD	1.7439	1.3642
CAD equivalent at period end exchange rate	—	4,295

Based on the net foreign exchange exposure at the end of the year, if these currencies had strengthened or weakened by 10% compared to the Canadian dollar and all other variables were held constant, the after-tax earnings would have decreased or increased by approximately the following amounts:

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	Year ended December 31	Ten months ended December 31
Pound sterling (GBP)	(303)	—
United States dollar (USD)	2,590	429
Impact on profit (loss)	2,287	429

Liquidity risk

Liquidity risk is the risk that the Company cannot meet its financial obligations when due. The Company manages liquidity risk by monitoring operating and growth requirements. The Company prepares forecasts to ensure sufficient liquidity to fulfil obligations and operating plans.

The audited consolidated financial statements for the year ended December 31, 2019 contain a going concern qualification. Management believes its current capital resources and its ability to manage cash flow and working capital levels will require the Company to seek future additional financing to allow it to meet its obligations, to make debt service requirements, and to fund the other needs of its business. However, no assurance can be given that future sources of capital will be available. The ability of the Company to continue as a going concern is dependent on raising capital to fund its business plan and ultimately to attain profitable operations. Any delay or failure to complete any additional financing would have a material adverse effect on the Company’s business, results of operations and financial condition, and the Company may be forced to reduce or cease its operations.

CONTRACTUAL COMMITMENTS AND CONTINGENCIES

a)	Commitments

The information presented in the table below reflects management’s estimate of the contractual maturities of the Company’s obligations as at December 31, 2019. These maturities may differ significantly from the actual maturities of these obligations.

($000s)	Less than one year	One to three years	Three to five years	Thereafter	Total
Syndicated Credit Agreement (1)	84,000	—	—	—	84,000
Term Debt Facility (1)	115,000	—	—	—	115,000
Lease obligations	722	1,902	683	13,642	16,949
Balance, end of period	199,722	1,902	683	13,642	215,949
(1)

At December 31, 2019, the Company was not in compliance with the interest coverage ratio covenant under its Syndicated Credit Agreement. As a result, as at December 31, 2019, the full principal amount of each of the Syndicated Credit Agreement and the Term Debt Facility was classified as a current liability on the Company’s statement of financial position. Subsequent to December 31, 2019, the Company obtained a waiver for the December 31, 2019 covenant breach.

The Company has entered into certain supply agreements to provide dried cannabis flower and cannabis products to third parties. The contracts require the provision of various amounts of dried cannabis flower on or before certain dates. Should the Company not deliver the product in the agreed timeframe, financial penalties apply which may be paid either in product in-kind or cash. Under these agreements, the Company has accrued financial penalties payable as at December 31, 2019 of $1.5 million (December 31, 2018 - $3.3 million).

In addition, under employment agreements with certain management personnel, the Company has commitments for severance payments in the event of termination of employment.

b)	Contingencies

For a detailed discussion regarding the Company’s legal proceedings, refer to Item 8.A “Financial Information – Consolidated Statements and Other Financial Information – Legal Proceedings” in the Annual Report to which this MD&A is an exhibit.

NON-IFRS MEASURES

Certain financial measures in this MD&A including consolidated adjusted EBITDA, adjusted EBITDA from cannabis operations, adjusted EBITDA from ornamental flower operations, cash costs to produce, cultivation and production costs and gross margin before fair value adjustments are non-IFRS measures. These terms are not defined by IFRS and, therefore, may not be comparable to similar measures provided by other companies. These non-IFRS financial measures should not be considered in isolation or as an alternative for measures of performance prepared in accordance with IFRS.

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Adjusted EBITDA

Each of consolidated adjusted EBITDA, adjusted EBITDA from cannabis operations and adjusted EBITDA from ornamental flower operations is a non-IFRS measure which the Company uses to evaluate its operating performance. Generally, adjusted EBITDA is defined as net income (loss) before finance costs, depreciation and amortization, accretion expense, income tax recovery and excluding change in fair value of biological assets, change in fair value of biological assets realized through inventory sold, unrealized foreign exchange gains or losses, share-based compensation expense, asset impairment, gain or loss on disposal of property, plant and equipment and certain one-time non-operating expenses, as determined by management.

The following tables reconcile consolidated adjusted EBITDA to net loss for the periods noted.

	Year ended December 31, 2019
($000s)	Cannabis	Ornamental Flowers	Corporate	Consolidated
Net loss	(111,598)	(122,952)	(37,079)	(271,629)
Adjustments
Finance costs	27,781	417	—	28,198
Loss on financial obligation	60,308	—	—	60,308
Depreciation and amortization	595	3,482	—	4,077
Income tax recovery	(3,609)	(1,017)	—	(4,626)
Change in fair value of biological assets	(30,340)	(386)	—	(30,726)
Change in fair value of biological assets realized through inventory sold	10,685	—	—	10,685
Unrealized foreign exchange (gain) loss	671	(1,779)	—	(1,108)
Share-based compensation	15,809	—	23,715	39,524
Goodwill impairment	—	100,305	—	100,305
Asset impairment	162	—	—	162
Loss on disposition of PP&E	(8)	(13)	—	(21)
Cost of sales non-cash component (1)	2,693	—	—	2,693
Loss on contingent consideration	—	18,645	—	18,645
Gain on investment	—	(165)	—	(165)
Transaction costs (2)	—	—	10,069	10,069
Adjusted EBITDA	(26,851)	(3,463)	(3,295)	(33,609)
(1)	Cost of sales non-cash component is comprised of depreciation expense.
(2)	Transaction costs are non-recurring costs related to the IPO and the acquisition of Bridge Farm.
Ten months ended December 31, 2018
($000s)	Consolidated (1)
Net loss	(56,526)
Adjustments
Finance costs	1,797
Loss on financial obligation	27,017
Depreciation and amortization	920
Change in fair value of biological assets	1,280
Share-based compensation	7,410
Asset impairment	523
Loss on disposition of PP&E	17
Adjusted EBITDA	(17,562)
(1)	For the ten months ended December 31, 2018, there was only one segment.

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	Three months ended December 31, 2019
($000s)	Cannabis	Ornamental Flowers	Corporate	Consolidated
Net loss	(25,532)	(114,592)	(4,962)	(145,086)
Adjustments
Finance costs	5,687	(190)	—	5,497
Loss on financial obligation	—	—	—	—
Depreciation and amortization	184	2,347	—	2,531
Income tax recovery	—	(505)	—	(505)
Change in fair value of biological assets	(5,799)	(205)	—	(6,004)
Change in fair value of biological assets realized through inventory sold	3,121	—	—	3,121
Unrealized foreign exchange (gain) loss	478	(1,779)	—	(1,301)
Share-based compensation	3,152	—	1,820	4,972
Goodwill impairment	—	100,305	—	100,305
Loss on disposition of PP&E	(12)	—	—	(12)
Cost of sales non-cash component (1)	1,621	—	—	1,621
Loss on contingent consideration	—	12,810	—	12,810
Transaction costs (2)	—	—	2,318	2,318
Adjusted EBITDA	(17,100)	(1,809)	(824)	(19,733)
(1)	Cost of sales non-cash component is comprised of depreciation expense.
(2)	Transaction costs are non-recurring costs related to the IPO and the acquisition of Bridge Farm.
Three months ended December 31, 2018
($000s)	Consolidated (1)
Net loss	(35,951)
Adjustments
Finance costs	572
Loss on financial obligation	21,485
Depreciation and amortization	539
Change in fair value of biological assets	1,345
Share-based compensation	2,423
Asset impairment	522
Loss on disposition of PP&E	17
Adjusted EBITDA	(9,048)
(1)	For the three months ended December 31, 2018, there was only one segment.

Cash costs to produce

Cash costs to produce is a non-IFRS measure which the Company uses to evaluate its operating performance. Cash costs to produce provides information to investors, analysts and others in understanding and evaluating the Company’s operating results as it removes non-cash and post-production expenses associated with growing costs. Cash costs to produce is defined as cost of sales less depreciation and packaging costs. Cash costs to produce are reconciled to cost of sales in the “OPERATIONAL RESULTS” section of this MD&A.

Cash cultivation and production costs

Cash cultivation and production costs (“C&P costs”) are a non-IFRS measure which the Company uses to evaluate its operating performance. C&P costs are defined as the costs related to growing, harvesting, processing and selling cannabis. Management believes that C&P costs are the most complete measure of operational performance at the facilities. C&P costs are comprised of labour, power, nutrients, growing supplies, supplies and tools, transportation, maintenance and consumables. C&P costs are initially added to biological assets and inventory and are only reflected on the statements of loss and comprehensive loss within cost of sales as sales of cannabis are recognized.

The following table reconciles C&P costs to biological assets and inventory.

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	Year ended December 31	Ten months ended December 31
($000s)	2019	2018
Biological assets	14,309	876
Adjustments
Beginning balance	(876)	—
Unrealized change in fair value	(30,668)	1,295
Transfers to inventory	75,448	517
Depreciation and G&A	(10,273)	—
Other costs	1,329	(5)
UK biological assets	(2,421)	—
Total C&P costs added to biological assets	46,848	2,683

Inventory	59,942	1,234
Adjustments
Beginning balance	(1,234)	(799)
Transfers from biological assets	(75,448)	(517)
Depreciation and G&A	(1,979)	92
Transfer to cost of goods sold	49,240	—
Other costs	(15,359)	(10)
UK inventory	(731)	—
Total C&P costs added to inventory	14,431	—
Total C&P costs	61,279	2,683

Gross margin before fair value adjustments

Gross margin before fair value adjustments is a non-IFRS measure which the Company uses to evaluate its operating performance. Gross margin before fair value adjustments provides useful information to investors, analysts and others in understanding and evaluating the Company’s operating results as it removes non-cash fair value metrics. Gross margin before fair value adjustments is defined as gross margin less the non-cash changes in the fair value adjustments on the sale of inventory and the growth of biological assets. Gross margin before fair value adjustments is comprised of net revenue less cost of sales

RELATED PARTIES

The Company has outstanding amounts receivable from and payable to related parties, including employees, directors and corporations related to those individuals. As at December 31, 2019, the Company was owed $0.2 million (December 31, 2018 - $0.5 million) from related parties and owed $1.0 million (December 31, 2018 - $0.8 million) to related parties.

The amounts owing from related parties are both interest bearing and non-interest bearing and have various repayment terms.

Loan Receivable Agreements

On April 6, 2018, the Company issued 40,000 common shares to an officer of the Company at a fair value of $2.97, in accordance with an employment agreement. On April 6, 2018, the Company and this officer also entered into a shareholder loan agreement that provides a loan facility of up to $510 thousand to the officer. The loan bore interest at a rate of 2.5% per annum, had a term of three years, and was secured against the officer’s shareholdings in the Company. The loan was repayable in full upon the officer’s departure, a change of control of the Company or sale of the Company. As at December 31, 2018, $245 thousand had been advanced under this shareholder loan agreement. In July 2019, the loan was extinguished against performance bonuses declared in the form of salary compensation such that no amount remains outstanding under the shareholder loan agreement.

The Company has entered into separate shareholder loan agreements with two (December 31, 2018 – three) employees of the Company. The loans bear interest at rates ranging from 0-1.5% per annum and are secured by the employees’ shareholdings in the Company. The loans are each repayable in full upon an employees’ departure from employment, a change of control of the Company or sale of the Company. As at December 31, 2019, $200 thousand (December 31, 2018 - $190 thousand), had been advanced under these loan agreements.

On February 15, 2018, the Company and an officer entered into a shareholder loan agreement that provides for a loan of up to $200 thousand per year. The loan bore interest at a rate of 2.5% per annum and was secured by the officer’s shareholdings in the Company. The loan was repayable in full upon the officer’s departure, a change of control of the Company or sale of the Company. During 2019, $400 thousand was advanced under this loan agreement. In July 2019, the loan was extinguished against performance bonuses declared in the form of salary compensation such that no amount remains outstanding under the shareholder loan agreement.

Promissory note

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During the ten months ended December 31, 2018, the Company entered into an agreement with a former officer of the Company to repurchase a total of 9,815,701 common shares at a weighted average price of $1.69 per common share for total consideration of $16.6 million. A balance of $6.9 million remained unpaid under the agreement and was converted to an Unsecured Subordinated Promissory Note (the “Promissory Note”) as described under note 13(g) of the Audited Financial Statements. The Promissory Note matured on March 25, 2019 but was extended in accordance with the terms of the Note. The balance of $6.9 million outstanding included principal and interest which accrued from the date of extension at a rate of 1% per month and was repaid in full on June 5, 2019.

Transactions

Marketing, brand research and development and promotional costs totalling $3.1 million for the year ended December 31, 2019, (2018 - $2.3 million) were paid to a company controlled by a shareholder, officer and director of the Company. At December 31, 2019, the Company owed a balance of $0.3 million (December 31, 2018 - $0.3 million) relating to services under this contract.

Land lease costs related to our Bridge Farm operations, at an annual amount of £600,000, were paid to a family member of a former executive officer.

Consulting services were provided to the Company by an officer, including services related to private placements completed. For the year ended December 31, 2019, consulting and commission expenses totalled nil (2018 - $1.5 thousand).

The Company has two contracts with companies in which an officer (who is not considered a member of key management) of the Company maintains influence. The contracts relate to research and development services being provided to the Company and its ability to access and license certain strains of cannabis for research purposes. For the year ended December 31, 2019, the fees paid totaled $335 thousand (2018 - $229 thousand). At December 31, 2019, the Company owed a balance of $60 thousand (December 31, 2018 - $19 thousand) relating to services under these contracts.

A member of the Board of Directors is a partner at a law firm which provides legal services to the Company. For the year ended December 31, 2019, professional fees totalling $3.9 million (2018 - $0.6 million) were incurred for services provided by this firm. At December 31, 2019, the Company owed $0.4 million (December 31, 2018 - $0.3 million) relating to various corporate matters and financings in progress.

During the year ended December 31, 2019, the Company entered into an agreement with an employee to acquire certain equipment for $0.9 million.

During the ten months ended December 31, 2018, the Company forgave $5 thousand in debt owed by a former officer of the Company.

During the ten months ended December 31, 2018, the Company forgave $20 thousand in debt owed by a former member of the Board of Directors. This director resigned from the Board effective January 15, 2018.

Compensation of key management personnel

The Company considers directors and officers of the Company as key management personnel.

	Year ended December 31	Ten months ended December 31
($000s)	2019	2018
Salaries and short-term benefits	3,295	1,237
Share-based compensation	23,715	2,414
	27,010	3,651

As at December 31, 2019, $nil (December 31, 2018 - $367 thousand) was owed to the Company from key management personnel

OFF BALANCE SHEET ARRANGEMENTS

As at December 31, 2019, the Company did not have any off-balance sheet arrangements. The Company has certain operating or rental lease agreements, as disclosed in the Contractual Commitments and Obligations section of this MD&A, which are entered into in the normal course of operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company makes assumptions in applying critical accounting estimates that are uncertain at the time the accounting estimate is made and may have a significant effect on the consolidated financial statements. Critical accounting estimates include the classification and recoverable amounts of cash generating units (“CGUs”), value of biological assets and inventory, estimating potential future returns and pricing adjustments on revenue, deferred tax assets, share-based compensation, convertible

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instruments, financial obligations, acquisitions and fair value of assets acquired and liabilities assumed in a business combination. Critical accounting estimates are based on variable inputs including but not limited to:

•	Demand for cannabis for recreational and medical purposes;
•	Price of cannabis;
•	Expected sales volumes;
•	Changes in market discount rates;
•	Future development and operating costs;
•	Costs to convert harvested cannabis to finished goods;
•	Expected yields from cannabis plants;
•	Potential returns and pricing adjustments;
•	Interpretation of income tax laws; and
•	Facts and circumstances supporting the likelihood and amount of contingent liabilities

Changes in critical accounting estimates can have a significant effect on net income as a result of their impact on revenue, costs of sales, provisions, impairments, losses and income taxes. Changes in critical accounting estimates can have a significant effect on the valuation of biological assets, inventory, property, plant and equipment, provisions, derivative financial instruments and accounts payable.

For a detailed discussion regarding the Company’s critical accounting policies and estimates, refer to the notes to the Audited Financial Statements.

NEW ACCOUNTING PRONOUNCEMENTS

The International Accounting Standards Board (IASB) and the IFRS Interpretations Committee regularly issue new and revised accounting pronouncements which have future effective dates and therefore are not reflected in the Company’s consolidated financial statements. Once adopted, these new and amended pronouncements may have an impact on the Company’s consolidated financial statements. The Company’s analysis of recent accounting pronouncements is included in the notes to the Audited Financial Statements.

RISK FACTORS

For a detailed discussion regarding the Company’s risk factors, refer to “Item 3D – Risk Factors” section of the Annual Report to which this MD&A is an exhibit.

DISCLOSURE CONTROLS AND PROCEDURES

The Company has designed disclosure controls and procedures to provide reasonable assurance that: (i) material information relating to the Company is made known to the Company’s Chief Executive Officer and Chief Financial Officer by others, particularly during the period in which the annual and interim filings are being prepared; and (ii) information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted by it under securities legislation is recorded, processed, summarized and reported within the time period specified in securities legislation. During the financial year end of the Company, the appropriate officers have evaluated, or caused to be evaluated under their supervision, the effectiveness of the Company’s disclosure controls and procedures and have concluded that the Company’s disclosure controls and procedures were not effective as of December 31, 2019, as described below.

INTERNAL CONTROLS OVER FINANCIAL REPORTING

The Company has designed internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. During the financial year end of the Company, the appropriate officers have evaluated, or caused to be evaluated under their supervision, the effectiveness of the Company’s internal controls over financial reporting and concluded that the Company’s internal controls over financial reporting were not effective due to the weaknesses in internal controls over financial reporting as at December 31, 2019, as described below.

Background

In connection with the audit of the Company’s consolidated financial statements for the fiscal period ended December 31, 2018, management concluded that there were three material weaknesses in the Company’s internal controls over financial reporting. A material weakness is a significant deficiency, or a combination of significant deficiencies, in internal control over financial reporting such that it is reasonably possible that a material misstatement of the annual or interim financial statements will not be

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prevented or detected on a timely basis. The material weaknesses identified include limited number of finance personnel with appropriate experience and knowledge to address complex accounting matters, lack of management review over the valuation model used for biological assets and financing obligations and lack of segregation of duties due to limited number of employees in the finance department. Similar material weaknesses were identified at Bridge Farm.

December 31, 2019 update

During the year end December 31, 2019, the Company implemented a remediation plan including measures necessary to address the underlying causes of these material weaknesses. As at December 31, 2019, the material weaknesses related to the limited number of finance personnel with appropriate experience and knowledge to address complex accounting matters and lack of management review over the valuation model used for biological assets and financing obligations have been remediated through the addition of numerous professionally designated accountants to bring additional knowledge and expertise relating to complex accounting matters. These professionally designated accountants are directly involved in the preparation and review of these complex accounting matters. The Company has also engaged external third-party advisors when complex accounting matters arose to ensure treatment of those matters was appropriate. The Company will continue to seek external third-party advice when complex accounting matters arise in the future.

The material weakness associated with a lack of segregation of duties due to limited number of employees in the finance department was not fully remediated in 2019. While the limited number of employees in the finance department has been remediated with the addition of staff, the specific component of the prior year material weakness related to segregation of duties has not yet been remediated and therefore remained as a material weakness as at December 31, 2019.

2020 Remediation plan

The Company’s remediation plan is ongoing and involves the engagement of external third-party advisors to assist management in evaluating the design and operating effectiveness of internal controls over financial reporting, including identification of business process improvement areas and documenting the future state of significant business processes. This review over internal controls will ensure that measures are implemented to adequately address and remediate any lack of segregation of duties.

The Company expects the remediation of this material weakness to be complete by December 31, 2020. Remediation may take longer than the Company expects, and its efforts may not prove to be successful in remediating this material weakness. The Company may also identify additional material weaknesses in its internal control over financial reporting in the future. It should be noted that a control system, including the Company’s disclosure and internal controls and procedures, no matter how well conceived, can provide only reasonable, but not absolute assurance that the objectives of the control system will be met and it should not be expected that the disclosure and internal controls and procedures will prevent all errors or fraud.

ABBREVIATIONS

The following provides a summary of common abbreviations used in this document:

Financial and Business Environment		Measurement
$ or C$	Canadian dollars	G or GM	Gram
IFRS	International Financial Reporting Standards	sq ft	Square feet
MD&A	Management’s Discussion and Analysis
U.K.	United Kingdom
U.S.	United States
US$	United States dollars
£	Great Britain Pounds
CBD	Cannabidiol
THC	Tetrahydrocannabinol

ADVISORY

Forward-Looking Information

This document may contain forward-looking information concerning the Company’s business, operations and financial performance and condition, as well as its plans, objectives and expectations for its business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim”, “anticipate”, “assume”, “believe”, “contemplate”, “continue”, “could”, “due”, “estimate”, “expect”, “goal”, “intend”, “may”, “objective”, “plan”, “predict”, “potential”, “positioned”, “pioneer”, “seek”, “should”, “target”, “will”, “would”, and other similar

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expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable technology.

These forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company’s business and the industry in which it operates and management’s beliefs and assumptions, and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond its control. As a result, any or all of the forward-looking information in this document may turn out to be inaccurate. Factors that may case actual results to differ materially from current expectations include, among other things, those listed under the “Item 3D—Risk Factors” section of the Annual Report to which this MD&A is an exhibit. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This document contains estimates, projections and other information concerning the Company’s industry, business and the markets for its products. Information that is based on estimates, forecasts, projections, market research of similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, the Company obtained this industry, business, market and other data from its own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources.

In addition, assumptions and estimates of the Company’s and industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Item 3D—Risk Factors” section of the Annual Report to which this MD&A is an exhibit. These and other factors could cause the Company’s future performance to differ materially from the Company’s assumptions and estimates.

Further information regarding the assumptions and risks inherent in the making of forward-looking statements can be found in the Company’s most recently filed Annual Report on Form 20-F, along with the Company’s other public disclosure documents. Copies of the Annual Report and other public disclosure documents are available through the SEDAR website which is available at www.sedar.com

Non-IFRS Measures

Certain financial measures in this MD&A do not have a standardized meaning as prescribed by IFRS including consolidated adjusted EBITDA, adjusted EBITDA from cannabis operations, adjusted EBITDA from ornamental flower operations, cash costs to produce, cultivation and production costs and gross margin before fair value adjustments. As such, these measures are considered non-IFRS financial measures. These terms are not defined by IFRS and, therefore, may not be comparable to similar measures provided by other companies. These non-IFRS financial measures should not be considered in isolation or as an alternative for measures of performance prepared in accordance with IFRS. These measures are presented and described in order to provide shareholders and potential investors with additional measures in understanding the Company’s operating results in the same manner as the management team. The definition and reconciliation of each non-IFRS measure is presented in the “NON-IFRS MEASURES” section of this MD&A.

ADDITIONAL INFORMATION

Additional information relating to the Company can be viewed at www.sedar.com or on the Company’s website at www.sndlgroup.com. The information on or accessible through our website is not part of and is not incorporated by reference into this MD&A, and the inclusion of our website address in this MD&A is only for reference.

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